SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant[X]
Filed by a Party other than the Registrant[ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


 ............................NATIONAL LODGING CORP..............................
                (Name of Registrant as Specified In Its Charter)

 ...............................................................................
    (Name of Person(s) Filing Proxy Statement if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act
Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
         1) Title of each class of securities to which transaction applies:
         ......................................................................
         2) Aggregate number of securities to which transaction applies:
         ......................................................................
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         ......................................................................
         4) Proposed maximum aggregate value of transaction:
         ......................................................................
         5) Total fee paid:
         ......................................................................
[X]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11-(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1) Amount Previously Paid:
         ......................................................................
         2) Form, Schedule or Registration Statement No.:
         ......................................................................
         3) Filing Party:
         ......................................................................
         4) Date Filed:
         ......................................................................

                             NATIONAL LODGING CORP.

                                605 Third Avenue
                            New York, New York 10158

                    Notice of Annual Meeting of Stockholders
                                 August 8, 1996


         NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of National Lodging Corp., formerly known as National Gaming Corp. (the "Company"), will be held on Thursday, August 8, 1996, at 10:00 a.m. local time at the Rockefeller Center Club, 30 Rockefeller Center Plaza, New York, New York (the "Meeting"), for the following purposes:

         1. To approve the issuance and sale to Chartwell Leisure Associates L.P. II and FSNL LLC of an aggregate of 4 million shares of the Company's Common Stock at a price per share of $14.25;

         2. To approve the filing of a Certificate of Amendment to the Company's Certificate of Incorporation which will provide for the change of the Company's name from National Lodging Corp. to Chartwell Leisure Inc.;

         3. To elect three Class II directors for a term expiring in 1999 or until their successors are duly elected and qualified; and

         4. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on June 14, 1996, as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Meeting will be available for examination 10 days before the Meeting during ordinary business hours at the offices of the Company.

         The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to date, sign and return the enclosed proxy promptly. A reply envelope is enclosed for your convenience. You are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote if you attend the Meeting in person.

                       By Order of the Board of Directors

                               DOUGLAS H. VERNER
                                   Secretary


Dated:  July 11, 1996

                             NATIONAL LODGING CORP.

                                605 Third Avenue
                            New York, New York 10158
                              -------------------

                                PROXY STATEMENT
                              -------------------

                       Annual Meeting of Stockholders to
                      be held on Thursday, August 8, 1996
                              -------------------

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of National Lodging Corp., a Delaware corporation formerly known as National Gaming Corp. (the "Company"), to be used at the 1996 Annual Meeting of Stockholders, and any adjournment or postponement thereof (the "Meeting"), to be held on the date, at the time and place, and for the purposes set forth in the foregoing notice. This Proxy Statement, the accompanying notice and the enclosed proxy card are first being mailed to stockholders on or about July 11, 1996.

         The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice, nor does the Board of Directors know of any matters which anyone else proposes to present for action at the Meeting. However, if any other matters properly come before the Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

         Shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), represented by proxies received by the Company, where the stockholder has specified his or her choice with respect to the proposals described in this Proxy Statement (including the election of directors), will be voted in accordance with the specifications so made. In the absence of such specifications, the shares will be voted "For" the approval of the issuance and sale to Chartwell Leisure Associates L.P. II ("Chartwell") and FSNL LLC ("FSNL") of an aggregate of 4 million shares of the Company's Common Stock at a price of $14.25 per share (the "Investment"); "For" the approval of the filing of a Certificate of Amendment to the Company's Certificate of Incorporation which will provide for the change of the Company's name from National Lodging Corp. to Chartwell Leisure Inc. (the "Certificate of Amendment") and will be filed only if the closing of the Investment occurs; and "For" the election of the three nominees for the Board of Directors. Abstentions will be counted as present in determining whether a quorum exists, but will have the same effect as a vote against a proposal (other than with respect to the proposal relating to the election of Directors). Shares held by nominees that are present but not voted on a proposal because the nominees did not have discretionary voting power and were not instructed by the beneficial owner ("broker non-votes") will be counted as present in determining whether a quorum exists, but will be disregarded in determining whether the proposal relating to the Investment has been approved. The proposal relating to the filing of a Certificate of Amendment to the Company's Certificate of Incorporation requires the approval of the holders of a majority of the total shares of the Company's Common Stock outstanding as of the Record Date (as hereinafter defined). Therefore, broker non-votes will have the same effect as a vote against that proposal.

         Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.


                                                 TABLE OF CONTENTS

                                                                                                               Page

         VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF........................................................  4
                  Voting and Solicitation.......................................................................  4
                  Vote Required.................................................................................  4
                  Security Ownership of Certain Beneficial Owners and Management................................  4

         APPROVAL OF THE INVESTMENT (Proposal 1)................................................................  8
                  Overview......................................................................................  8
                  Risk Factors..................................................................................  9
                  Background of and Reasons for the Proposal; Board of Directors' Recommendation................ 10
                  Opinion of the Company's Financial Advisor.................................................... 16

         PROJECTED FINANCIAL INFORMATION........................................................................ 22
                  Use of Proceeds............................................................................... 23
                  Additional Information Concerning the Purchasers.............................................. 23
                  Stock Purchase Agreement...................................................................... 24
                  Registration Rights Agreement................................................................. 26
                  Interests of Certain Persons in the Investment................................................ 27

         APPROVAL OF THE CERTIFICATE OF AMENDMENT (Proposal 2).................................................. 29

         ELECTION OF DIRECTORS (Proposal 3)..................................................................... 29
                  Information Regarding the Nominees and Directors.............................................. 30
                  Committees, Meetings; Compensation of the Board of Directors; Vote Required for Election of
                  Directors..................................................................................... 32

         EXECUTIVE OFFICERS..................................................................................... 34

         EXECUTIVE COMPENSATION................................................................................. 35
                  Summary Compensation Table.................................................................... 35
                  Option Exercises and Year-End Option Value Table.............................................. 36
                  Compensation Committee Report on Executive Compensation in 1995............................... 36
                  Compensation Committee Interlocks and Insider Participation................................... 37
                  Performance Graph............................................................................. 38
                  Employment Contracts and Termination, Severance and Change of Control Arrangements............ 39

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS......................................................... 39
                  Relationships with HFS........................................................................ 39
                  Relationships with Chartwell and FSNL......................................................... 42
                  Relationships with Mr. Edelman................................................................ 44
                  Relationships with Mr. Stone.................................................................. 44

         COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT...................................................... 45

         ATTENDANCE OF AUDITORS AT THE MEETING.................................................................. 45

         STOCKHOLDER PROPOSALS.................................................................................. 45

         APPRAISAL RIGHTS....................................................................................... 46

         INCORPORATION OF DOCUMENTS BY REFERENCE................................................................ 46


                                                                                                               Page


         ADDITIONAL INFORMATION................................................................................. 46


EXHIBIT A              AMENDED AND RESTATED STOCK PURCHASE
                       AGREEMENT, DATED AS OF MARCH 14, 1996, AMONG
                       NATIONAL LODGING CORP., CHARTWELL LEISURE
                       ASSOCIATES L.P. II AND FSNL LLC..........................................................A-1

EXHIBIT B              FORM OF REGISTRATION RIGHTS AGREEMENT AMONG
                       NATIONAL LODGING CORP., CHARTWELL LEISURE
                       ASSOCIATES L.P. II AND FSNL LLC..........................................................B-1

EXHIBIT C              OPINION OF MERRILL LYNCH, PIERCE, FENNER
                       & SMITH INCORPORATED.....................................................................C-1

EXHIBIT D              FORM OF CERTIFICATE OF AMENDMENT OF
                       CERTIFICATE OF INCORPORATION OF NATIONAL
                       LODGING CORP.............................................................................D-1


ENCLOSURES:            National Lodging Corp. 1995 Annual Report

                       National Lodging Corp. Amendment on Form 8-K/A to Current Report on Form 8-K
                       dated January 23, 1996, as filed with the Commission on July 9, 1996

                       National Lodging Corp. Quarterly Report on Form 10-Q for the quarter ended March 31,
                       1996

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting and Solicitation

         Only holders of record of the Company's Common Stock at the close of business on June 14, 1996 (the "Record Date") are entitled to notice of, and to vote at, the Meeting. On that date, the Company had outstanding 5,452,320 shares of Common Stock.

         The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Meeting will constitute a quorum. Abstentions will be counted as present in determining whether a quorum exists, but will have the same effect as a vote against a proposal (other than with respect to the proposal relating to the election of Directors). Shares held by nominees that are present but not voted on a proposal because the nominees did not have discretionary voting power and were not instructed by the beneficial owner ("broker non-votes") will be counted as present in determining whether a quorum exists, but will be disregarded in determining whether the proposal relating to the Investment has been approved. The proposal relating to the filing of the Certificate of Amendment to the Company's Certificate of Incorporation requires the approval of the holders of a majority of the total shares of the Company's Common Stock outstanding as of the Record Date. Therefore, broker non-votes will have the same effect as a vote against that proposal. On all matters voted upon at the Meeting and any adjournment or postponement thereof, the holders of the Common Stock vote together as a single class, with each record holder of Common Stock entitled to one vote per share.

         The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. The Company has retained Chase Mellon Shareholder Services to assist with the solicitation at an estimated cost of $5,000 plus reimbursement of out-of-pocket expenses. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of Common Stock of the Company.

Vote Required

         Directors shall be elected by a plurality of the votes cast in the election of directors. Approval of the proposal relating to the Investment requires the affirmative vote of the holders of a majority of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote. Approval of the proposal relating to the Certificate of Amendment requires the affirmative vote of the holders of a majority of the total shares of Common Stock outstanding as of the Record Date.

         Chartwell has agreed to vote the shares of Common Stock which it owns in favor of and against the proposal to approve the Investment in the same proportions as votes are cast in favor of and against that proposal by stockholders of the Company other than Chartwell, FSNL and their affiliates.

Security Ownership of Certain Beneficial Owners and Management

         The information set forth in the following table is furnished as of June 1, 1996, and as adjusted as of that date to give effect to the Investment, with respect to any person (including any "group," as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who is known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, and as to those shares of the Company's equity securities beneficially owned by each of its directors and nominees for director, certain of its executive officers, and all of its executive officers and directors as a group. Such information (other than with respect to directors and officers of the Company) is based on a review of statements filed with the

Securities and Exchange Commission (the "Commission") pursuant to Sections 13(d), 13(f), and 13(g) of the Exchange Act with respect to the Company's Common Stock. As of June 1, 1996, there were 5,452,320 shares of Common Stock outstanding.


                                                           Amount and
                                                            Nature of
                                                           Beneficial                           Percent of
                                                            Ownership                              Class
                                                  -----------------------------        ---------------------------
                                                    Before              After            Before            After
                                                  Investment         Investment        Investment       Investment
                                                  ----------         ----------        ----------       ----------
Name
- ----

Principal Stockholders

Chartwell Leisure Associates L.P. II (1)          904,930            4,904,930           16.60%           51.89% (2)
222 Purchase Street, Suite 303
Rye, New York 10580

FSNL LLC (3)                                            0            1,052,631               *            11.14%
157 Church Street, 19th Floor
New Haven, Connecticut 06510

Fir Tree Inc. d/b/a Fir Tree Partners (4)         397,100              397,100            7.28%            4.20%
1211 Avenue of the Americas, 29th Floor
New York, New York 10036

The Kaufmann Fund, Inc.(5)                        602,500              602,500           11.05%            6.37%
140 East 45th Street, 43rd Floor
New York, New York 10017

Directors, Nominees and Executive Officers

Richard L. Fisher (6)                             906,930            4,906,930           16.63%           51.91%
Henry R. Silverman (7)                            227,732              227,732            4.01%            2.35%

Robert S. Kingsley (8)                                  0                    0               *                *
Stephen P. Holmes (9)                              19,400               19,400               *                *
Martin L. Edelman (10)                             48,437              189,910               *             2.01%


Michael J. Kennedy (11)                             5,000                5,000               *                *
Robert F. Smith (12)                                6,000               31,000               *                *
Roger J. Stone (13)                                 5,000                5,000               **               *
Marc E. Leland (14)                               904,930            4,904,930           16.60%           51.89%
James E. Buckman (15)                              10,740               10,740               *                *
Rachel Robinson                                         0                    0               *                *
Dr. Guido Goldman (16)                                  0            1,052,631               *            11.14%


Executive Officers and Directors                1,180,802            5,205,802           20.63%           53.40%
  as a Group (15 persons) (17)

- ---------------
*less than 1%

(1) Chartwell has sole power to vote and dispose of the 904,930 shares reflected in the table as owned by it before consummation of the Investment and will have the sole power to vote and dispose of the 3,852,299 shares owned by it after consummation of the Investment. Pursuant to a stockholders agreement dated as of February 14, 1996, between Chartwell and FSNL (the "Stockholders' Agreement"), which will become effective upon the Closing (as hereinafter defined) of the Investment, FSNL and Chartwell have agreed to elect certain nominees as Directors and FSNL has agreed to vote its shares of Common Stock at all meetings of stockholders of the Company and in any written consent in the manner directed by Chartwell. Therefore, Chartwell and FSNL will share voting and dispositive power with respect to the 1,052,631 shares reflected in the table as owned by FSNL after consummation of the Investment, and the number of shares reflected in the table as owned by Chartwell after consummation of the Investment includes both the shares to be owned of record by Chartwell and the shares to be owned of record by FSNL after consummation of the Investment. See "Certain Relationships and Related Transactions -- Relationships with Chartwell and FSNL." Messrs. Fisher, Leland and Edelman are beneficial owners of Chartwell.

(2) The 3,852,299 shares to be owned of record by Chartwell after consummation of the Investment will represent approximately 40.76% of the outstanding shares of Common Stock.

(3) Pursuant to the Stockholders' Agreement, FSNL and Chartwell will share voting and dispositive power with respect to these shares. Dr. Goldman is a beneficial owner of FSNL.

(4) Based upon information contained in a Schedule 13D dated November 22, 1995, filed by Fir Tree Inc., doing business as Fir Tree Partners, on behalf of itself and the other reporting persons named therein, such persons beneficially own 397,100 shares of Common Stock. According to the Schedule 13D, such persons have sole voting power and dispositive power over such shares.

(5) Based upon information contained in a Schedule 13G dated February 15, 1996, filed by The Kaufmann Fund, Inc., a registered investment company, such entity beneficially owns 602,500 shares of Common Stock. The Kaufmann Fund, Inc. has sole voting and dispositive power over such shares.

(6) Includes all shares owned by Chartwell and FSNL (see note 1 above), and 2,000 shares owned by Fisher Brothers Financial and Development Company ("FBFDC"). Mr. Fisher is the President and one of the two directors of Chartwell Leisure Corp. II ("Chartwell Corp."), the general partner of Chartwell, and, accordingly, may be deemed to own beneficially all shares owned beneficially by Chartwell. Mr. Fisher is also a limited partner of Chartwell. FBFDC is a New York limited partnership of which Mr. Fisher is both a general and limited partner. Mr. Fisher disclaims beneficial ownership of the shares of Common Stock owned by Chartwell and FBFDC other than 88,098 and 373,993 shares representing 9.70% of the shares owned of record by Chartwell and 16% of the shares owned by FBFDC before and after the Investment, respectively. Mr. Fisher owns, in the aggregate, a 9.70% beneficial interest in Chartwell and a 16% interest in FBFDC.

(7) Includes 222,560 shares of Common Stock issuable upon the exercise of options granted under the 1992 Stock Option Plan of HFS Incorporated, the former parent of the Company ("HFS"), which options are currently exercisable, and 5,172 shares of Common Stock in two retirement plans whose sole beneficiary is Mr. Silverman. Mr. Silverman was granted options to purchase 300,000 shares of Common Stock on November 22, 1994 under the Company's 1994 Stock Option Plan. Such options were cancelled as of February 1, 1996.

(8) Mr. Kingsley was granted options to purchase 100,000 shares of Common Stock on November 22, 1994, under the Company's 1994 Stock Option Plan. Such options were cancelled as of February 1, 1996.

(9) Includes 19,200 shares issuable upon the exercise of options granted under HFS's 1992 Stock Option Plan, which options are currently exercisable or exercisable within 60 days. Mr. Holmes was granted options to purchase 60,000 shares on November 22, 1994 under the Company's 1994 Stock Option Plan. Such options were cancelled as of February 1, 1996.

(10) Includes 5,000 shares issuable upon the exercise of options granted under the Company's 1994 Stock Option Plan, which options are currently exercisable, or exercisable within 60 days. Amounts shown before and after the

         Investment include 43,437 shares, and 184,910 shares, respectively, representing 4.8% of the shares owned of record by Chartwell. Mr. Edelman owns, in the aggregate, a 4.8% beneficial interest in Chartwell.

(11) Includes 5,000 shares issuable upon the exercise of options granted under the Company's 1994 Stock Option Plan, which options are currently exercisable or exercisable within 60 days.

(12) Includes (a) 5,000 shares issuable upon the exercise of options granted under the Company's 1994 Stock Option Plan, which options are currently exercisable or exercisable within 60 days, and (b) 500 shares held in the name of the Smith Family Foundation, of which Mr. Smith is President. Mr. Smith disclaims beneficial ownership of the 500 shares held in the name of the Smith Family Foundation. Shares reflected in the table as owned by Mr. Smith after consummation of the Investment include 25,000 shares issuable upon the exercise of options granted under the Company's 1994 Stock Option Plan, which options are not currently exercisable or exercisable within 60 days, but will become exercisable upon consummation of the Investment. See "Approval of the Investment -- Interests of Certain Persons in the Investment."

(13) Represents 5,000 shares issuable upon the exercise of options granted under the Company's 1994 Stock Option Plan, which options are currently exercisable or exercisable within 60 days.

(14) Represents the shares of Common Stock beneficially owned by Chartwell. Mr. Leland is the Vice President and one of the two directors of Chartwell Corp. and, accordingly, may be deemed to own beneficially all shares owned beneficially by Chartwell. Mr. Leland is also a beneficial owner of Chartwell. Mr. Leland disclaims beneficial ownership of the shares of Common Stock owned by Chartwell other than 28,668 and 122,040 shares, representing approximately 3.17% of the shares owned of record by Chartwell before and after the Investment, respectively. Mr. Leland owns an 8% general partnership interest in FGT L.P. which, in turn, owns a 39.6% limited partnership interest in Chartwell.

(15) Includes 9,240 shares issuable upon the exercise of options granted under HFS's 1992 Stock Option Plan, which options are currently exercisable or exercisable within 60 days. Mr. Buckman was granted options to purchase 60,000 shares on November 22, 1994 under the Company's 1994 Stock Option Plan. Such options were cancelled as of February 1, 1996.

(16) Represents the shares of Common Stock held by FSNL. Dr. Goldman is a Manager and beneficial owner of FSNL and a beneficiary of a trust which is a member in FSNL. Dr. Goldman disclaims beneficial ownership of the shares of Common Stock owned by FSNL.

(17) Includes 271,000 shares, in the aggregate, of Common Stock purchasable by officers and directors pursuant to options granted under HFS's 1992 Stock Option Plan or the Company's 1994 Stock Option Plan, which options are currently exercisable or exercisable within 60 days, and, upon consummation of the Investment, also includes the 25,000 shares issuable upon exercise of the options described above in footnote 12, all of which will then become exercisable.

                           APPROVAL OF THE INVESTMENT

                                  (Proposal 1)

         CERTAIN ASPECTS OF THIS PROPOSAL ARE SUMMARIZED BELOW. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE AMENDED AND RESTATED STOCK PURCHASE AGREEMENT AND THE FORM OF REGISTRATION RIGHTS AGREEMENT, ATTACHED TO THIS PROXY STATEMENT AS EXHIBITS A AND B. STOCKHOLDERS ARE URGED TO READ THE EXHIBITS TO THIS PROXY STATEMENT IN THEIR ENTIRETY.

Overview

         The stockholders are requested at the Meeting to approve the issuance and sale of an aggregate of 4 million shares of Common Stock (the "Shares"), of which 2,947,369 shares will be issued and sold to Chartwell, and 1,052,631 shares will be issued and sold to FSNL (Chartwell and FSNL are each referred to as a "Purchaser," and collectively as the "Purchasers") for an aggregate purchase price of $57 million, or $14.25 per share (the "Investment"). The shares sold to Chartwell and FSNL will, upon issuance, represent approximately 31.2% and 11.1%, respectively (42.3% in the aggregate) of the outstanding shares of Common Stock. When such shares are added to the shares of Common Stock owned by Chartwell as of the date hereof, Chartwell and FSNL together will hold approximately 52% of the outstanding shares of Common Stock. The Investment will be governed by the Amended and Restated Stock Purchase Agreement, dated as of March 14, 1996 (the "Stock Purchase Agreement"), by and among the Company and the Purchasers, and will be subject to certain conditions, including the stockholder approval requested herein. See "Stock Purchase Agreement."

         The Investment is intended to raise funds to finance the Company's proposed acquisition of hotels in Canada operated under the "Travelodge" franchise (the "Canadian Acquisition") and, if the Canadian Acquisition is not consummated, to prepay its existing bank indebtedness, to facilitate the Company's continuing expansion into the lodging industry and for other purposes. The Company expects to accomplish the Canadian Acquisition by paying approximately C$94 million to purchase substantially all of CPLP's existing bank debt and to pay certain specified closing costs (including real estate taxes), and by assuming liability for certain trade payables and property-specific bank debt, aggregating approximately C$10 million. Of the C$94 million payment, approximately half is expected to be financed with proceeds from the Investment, and half is expected to be financed by borrowings under a line of credit which the Company expects to obtain from The Chase Manhattan Bank, N.A. See "Use of Proceeds." The Investment will increase the number of shares of outstanding Common Stock by approximately 73% and significantly dilute the ownership interests and proportionate voting power of the existing holders of Common Stock. See "Risk Factors."

         The Company is seeking stockholder approval of the Investment pursuant to the designation criteria for continued inclusion of the Company's Common Stock in the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"). Specifically, the NASDAQ rules require an issuer that has securities listed on NASDAQ to seek stockholder approval of any issuance of securities that will result in a change of control of the issuer. As of the date hereof, Chartwell owns of record 904,930 shares of Common Stock, representing approximately 16.6% of the outstanding shares of Common Stock. Upon consummation of the Investment, Chartwell and FSNL (which presently does not own shares of Common Stock) together will hold approximately 52% of the outstanding shares of Common Stock.

         Risk Factors

         While the Board of Directors recommends approval of the Investment and is of the opinion that the Investment proposal is fair to, and in the best interests of, the Company and its stockholders, the Company's stockholders should consider the following possible effects in evaluating the Investment.

         Control by Purchasers. Upon completion of the Investment, the Purchasers will beneficially own, in the aggregate, 4,904,930, or approximately 52%, of the outstanding shares of the Company's Common Stock. As a result, the Purchasers together will have obtained the ability to control, subject to the terms of the Stock Purchase Agreement, the election of Directors of the Company and most corporate actions, as well as the outcome of any issue that is submitted to the Company's stockholders, other than amendments to the Company's bylaws, which require the affirmative vote of at least 80% of the Company's outstanding voting stock.

         No Control Premium. The Investment will result in the aggregation of control of the Company in the Purchasers. To the extent that the purchase price paid by the Purchasers for the Shares includes value associated with the transfer of control of the Company, the present stockholders of the Company will not directly receive any portion of that control premium.

         Impact of Control by Purchasers on Market Price. The shares of Common Stock are currently publicly traded. The market price of the shares of Common Stock may be affected by the Purchasers becoming the controlling stockholders as a result of the consummation of the Investment.

         Anti-Takeover Effect. The Purchasers' majority ownership of the Company's outstanding shares of Common Stock upon completion of the Investment will have the effect of precluding the acquisition of the Company by a third party without the Purchasers' consent.

         Potential Conflicts of Interest. Upon completion of the Investment, the Purchasers will beneficially own approximately 52% of the outstanding number of shares of Common Stock and accordingly, will have control of the Board of Directors and the businesses and affairs of the Company. Such control will continue as long as the Purchasers own a majority of the outstanding shares of Common Stock, and effective control could persist even at somewhat lower ownership levels. Certain conflicts of interest may arise between the Purchasers and their affiliates (the "Purchaser Parties") and the Company. Such conflicts could arise with respect to business dealings between the Purchaser Parties and the Company and other corporate matters. However, pursuant to the Stock Purchase Agreement, the Purchasers have agreed to certain limitations on their activities and certain limits on the exercise of their control over the Company after the Closing. See "Certain Relationships and Related Transactions
- -- Relationships with Chartwell and FSNL -- Stock Purchase Agreement."

         Dilution. The Investment will increase the number of shares of outstanding Common Stock by approximately 73% and significantly dilute the ownership interests and proportionate voting power of the existing holders of Common Stock. The Investment would have changed the Company's 1995 loss per share on a pro forma basis, after giving effect to the Investment and the Travelodge Acquisition, from ($3.57) to ($2.34) per share, and on a pro forma basis, giving effect to the Investment, the Travelodge Acquisition and the Canadian Acquisition, from ($3.57) to ($1.79) per share.

         Loss Carryforwards. The Investment is expected to result in a change in ownership of the Company under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code") for purposes of limitations on the use of the Company's net operating loss and capital loss carryforwards ("Loss Carryforwards"). As of December 31, 1995, the Company had approximately $17.5 million of Loss Carryforwards for Federal income tax purposes. As a result of the ownership change, the amount of the Company's annual taxable income which may be offset by Loss Carryforwards generally will be limited to an amount determined by multiplying the value of the Company (not including the Investment) by the "long-term tax exempt rate," published monthly by the Treasury Department. For this purpose, the value of the Company, based on the number of shares outstanding (5,452,320) and the closing price of the Company's common stock ($14.75) on June 5, 1996, is approximately $80.4 million and the long-term tax exempt rate, as of June 1996, is 5.78%. Accordingly, the change in control is expected to result in a limitation on the amount of Loss Carryforwards that may be used to offset the taxable income of the Company, if any, in an amount equal to approximately $4.6 million per year. The actual amount of this limitation may vary, depending upon the actual data used in the foregoing calculations, which will be made as of the effective date of the change in the Company's ownership. In addition to this limitation, if the Company does not continue its business enterprise at all times during the two-year period beginning on the date of the Closing, the amount of Loss Carryforwards that may be used to offset taxable income will be, subject to certain exceptions, reduced to zero. Although the Company anticipates that it will satisfy this requirement, there can be no assurance that it will be able to do so. The Loss Carryforwards that consist of capital losses will be available to be used only to the extent that the Company recognizes capital gains.

Background of and Reasons for the Proposal; Board of Directors' Recommendation

         The Company was formed in September 1994 as a wholly owned subsidiary of HFS Incorporated, a Delaware corporation ("HFS"), for the purpose of acquiring the assets of, and assuming the liabilities associated with, HFS's casino development business. In November 1994, the Company became an independent public company when HFS distributed all of the outstanding shares of the Company's Common Stock to the stockholders of HFS (the "Distribution"). From November 1994 through the third quarter of 1995, the Company engaged exclusively in the acquisition, development, operation and ownership of casino gaming facilities.

         At the time of the Distribution, the Company held investments in several gaming assets and intended to expand principally by making investments in gaming facilities, using the financing commitment agreed to by HFS at the time of the Distribution under the Financing Agreement (as described below under the caption "Certain Relationships and Related Transactions -- Relationships with HFS -- Financing Agreement") (the "Financing Agreement") or other borrowings. Beginning in the spring of 1995, the Company began to encounter difficulties in accomplishing its expansion goals.

         In April 1995, the Company and Boomtown, Inc. ("Boomtown"), a Reno, Nevada-based operator of four casinos, terminated a proposed agreement and plan of merger and reorganization pursuant to which the Company would have been merged into Boomtown, with stockholders of the Company receiving shares of Boomtown common stock. In connection with this merger, HFS proposed to purchase approximately $100 million of preferred stock of Boomtown, the proceeds of which would have been used by Boomtown to invest in additional gaming facilities in Nevada, Iowa and Indiana. However, the Company was advised that holders of a substantial portion of the outstanding shares of Boomtown common stock expressed dissatisfaction with the proposed merger and the issuance of this preferred stock to HFS, and HFS terminated the financing. The Boomtown stockholders indicated their intentions to vote against (i) the proposed issuance of the preferred stock to HFS because of the financial terms of the issuance and their belief that Boomtown did not have a demonstrated need for the financing, particularly in light of Boomtown's failure to obtain a gaming license in Iowa and its decision to delay a development project in Kansas City, and (ii) the merger with the Company because of their belief that the issuance of Boomtown shares to the Company's stockholders would result in too much dilution to Boomtown stockholders. For the six months ended June 30, 1995, the Company expensed approximately $1.4 million of professional fees and other expenses incurred, primarily in the first quarter of 1995, in connection with the proposed merger.

         In connection with the Distribution, the Company acquired approximately 2% of the stock of Century Casinos, Inc. ("Century") and became obligated to make a further $15 million equity investment in, and arrange $55 million of financing for, a joint venture with Century to develop a riverboat casino in Switzerland County, Indiana, in exchange for a 75% interest in that joint venture. The State of Indiana had announced its intention to grant only one license to operate a riverboat casino in that area, and in June 1995, the State of Indiana selected one of the joint venture's competitors to receive that gaming license. Century had experienced similar failures to obtain gaming licenses in other jurisdictions, and its stock price had decreased significantly since HFS's initial investment prior to the Distribution. For the foregoing reasons, the Company determined that its investments in Century and the joint venture were permanently impaired, and recorded a $1.0 million loss on those investments in the second quarter of 1995.

         In June 1995, the Company's proposed acquisition of Par-a-Dice Gaming Corp. ("Par-a-Dice") was delayed because of requirements imposed by the Illinois Gaming Board that certain proposed financial terms between the Company and HFS relating to the financing of the acquisition, be restructured. To address the concerns of the Illinois Gaming Board, the Company and HFS agreed to modify those terms. In July 1995, the Illinois Gaming Board denied the Company's application to complete the acquisition of Par-a-Dice, expressing concern over the leveraged capital structure proposed to be used to finance the acquisition. In September 1995, the Pennsylvania legislature declined to propose a voter referendum to approve casino gaming facilities in that state. As a result, the Company's plans to develop casino gaming facilities in Pittsburgh and Erie, Pennsylvania were halted, and the Company expensed $1.9 million of costs associated with the Par-a-Dice investment, including professional fees and deferred loan costs, primarily in the second quarter of 1995.

         As a result of the Company's inability to consummate the Boomtown, Century, Par-a-Dice and Pennsylvania casino projects, the Company had recognized aggregate write-downs of $13.4 million through September 30, 1995. During the first nine months of 1995, state legislation permitting casino facilities failed to be adopted at the rate anticipated by the Company's Board at the time of the Distribution. In addition, the Company's experiences, particularly in Indiana and Illinois, indicated to the Company's Board that the Company's proposals to develop casino facilities were being met with regulatory disfavor. During October 1995, the Company's Board of Directors concluded that the gaming industry offered limited opportunities for future growth of the Company. In particular, the Board concluded that the Company would face difficulty in obtaining regulatory approvals required to pursue its strategy of making highly leveraged acquisitions of gaming facilities, which the Company had intended to implement using the financing commitment provided by HFS under the Financing Agreement. On November 9, 1995, the Company announced that its Board of Directors had determined that its future endeavors would be outside of the gaming industry, and the Company's management and Board of Directors began to consider the various alternatives to the gaming industry discussed below, in order to enhance stockholder value.

         The Company's Board of Directors considered liquidation of the Company, recognizing that at September 30, 1995 the Company held approximately $43 million in cash and cash equivalents. The Company's management recommended against liquidation to the Board, and the Board determined not to liquidate the Company, for the following reasons. First, due to what was perceived as a general decline in the gaming industry at that time, the Company's management believed, and its Board of Directors concurred, that any sales of the Company's gaming assets would have to be made at significant discounts. Second, management anticipated that the Company would, by the end of 1996, have substantial Loss Carryforwards which could be used to shelter the Company's future income from taxation, but which would be lost in a liquidation. See "Risk Factors -- Loss Carryforwards." Third, the financing commitment provided by HFS under the Financing Agreement would facilitate the Company's ability to obtain financing for growth of the Company's business, but would terminate in a liquidation. Fourth, the Company was obligated under its Corporate Services Agreement with HFS to pay HFS a minimum fee of $1.5 million annually until the year 2019. See "Certain Relationships and Related Transactions -- Relationships with HFS." The Company's management believed that, if the Company were liquidated, HFS would have had a claim against the Company for payment of these amounts, which would have significantly reduced the assets available for distribution to shareholders. Finally, liquidation of certain assets of the Company would have required consents from various third parties with whom the Company had casino development ventures. The Company's ability to obtain those consents was uncertain.

         In November 1995, the Company's Chief Executive Officer, Henry R. Silverman, and its Chief Financial Officer, Stephen P. Holmes, conducted informal discussions with investment bankers regarding a potential sale of the Company. The Company was advised that, based on its lack of operating assets, potential buyers of the Company would view its sale as a liquidation and, consequently, the probable sale price that could be realized would not include any going-concern value for the Company's business. In addition, the Company recognized that the financing commitment provided by HFS under the Financing Agreement would terminate upon a sale of the Company. The Company's management also believed that, if the Company were sold, a buyer would be unwilling to assume the Company's obligations under the Corporate Services Agreement with HFS described above, and HFS would have had a claim against the Company for payments under that agreement. In order to retain the value of HFS's financing commitment, to avoid any potential claim by HFS under the Corporate Services Agreement, and to preserve for its stockholders the Company's value as a going concern, the Company rejected any potential sale.

         During November 1995, the Company's Board of Directors considered whether the Company should enter into certain aspects of the real estate business, such as the provision of real estate management and advisory services or the acquisition of portfolios of distressed real estate properties. The Company was subsequently unable to reach agreement with respect to any such transaction on terms that it deemed to be acceptable.

         In November 1995, the Company's management, in consultation with members of the Company's Board of Directors, began to explore whether the lodging industry offered an appropriate opportunity for the Company to redirect its business. Management began to explore this strategy because it recognized that a number of the Company's Board members were also directors of HFS, a leading lodging industry franchisor and the former parent of the Company, which does not itself engage in the ownership and operation of lodging industry properties. Because of their backgrounds with HFS, these directors perceived that the ownership and operation of hotel and motel properties offered an attractive opportunity for investment. Additionally, the Company's management believed that the ownership and operation of lodging industry properties was a business permitting ease of entry, in part because acquisitions are not subject to regulatory approval, and was a business that the Company could enter into quickly.

         Also in November 1995, HFS was approached by Forte USA, Inc., the indirect owner of the Travelodge hotel system in the United States, concerning the possible purchase of the entire Travelodge hotel system, including both the Travelodge franchise system and the Travelodge properties located in the United States. Although HFS was interested in purchasing the Travelodge franchise system, it was not interested in acquiring the Travelodge properties because HFS is not in the business of owning lodging properties. In an attempt to arrange a transaction that would allow Forte USA, Inc. to sell the entire U.S. Travelodge hotel system, HFS approached Motels of America, Inc. ("MOA") and affiliates of Chartwell (the "Chartwell Parties") to inquire whether MOA or the Chartwell Parties would be interested in acquiring the Travelodge hotel and motel properties in connection with a purchase by HFS of the Travelodge franchise system. MOA and certain of the Chartwell Parties are among the largest franchisees of HFS in terms of numbers of franchised properties. Both MOA and the Chartwell Parties expressed interest in engaging in such a transaction. The Chartwell Parties were, however, aware of the Company's interest in entering the lodging business and informed Mr. Silverman, as the chief executive officer of both HFS and the Company, that they would also be interested in investing in the Company as a result of its new business focus.

         During late November and early December, Richard L. Fisher, in his capacity as the President of Chartwell Leisure Corp. II, the general partner of Chartwell ("Chartwell Corp."), and Martin L. Edelman, in his capacity as a stockholder of Chartwell Corp., held discussions with Henry R. Silverman, in his capacity as the Chief Executive Officer of the Company, concerning the possibility of a significant investment by the Chartwell Parties in the Company's equity securities, debt securities, or both. The Company believed that an investment by Chartwell would allow the Company access to the lodging industry expertise and potential access to the capital resources of the Chartwell Parties, although the Chartwell Parties are not obligated to make any further investments in the Company. Chartwell has informed the Company that as of January 1, 1996 the Chartwell Parties owned controlling interests in and operated 67 hotels, and held mortgages on 55 other hotels. See "Additional Information Concerning the Purchasers." In addition, the Board of Directors believed that Chartwell's investment would significantly strengthen the Company's liquidity, increase the Company's borrowing capacity and further facilitate the Company's entry into the lodging business.

         On December 15, 1995, the Company's Board approved management's recommendation that the Company enter the lodging industry, and approved the acquisition from Forte USA, Inc. of all of the outstanding shares of common stock of Forte Hotels Inc. ("Forte Hotels"), the principal assets of which consisted of fee and leasehold interests in 18 hotel and motel properties and joint venture interests in 97 additional motels (the "Travelodge Acquisition"). Also on December 15, 1995, the Board approved the sale to Chartwell of 904,930 newly issued shares of the Company's Common Stock, representing approximately 16.6% of the Company's Common Stock outstanding after giving effect to the issuance, for a total purchase price of $8,483,719, or $9.375 per share (the "Initial Chartwell Investment"). The purchase price was equal to the closing price of the Company's Common Stock on December 15, 1995, and was arrived at through arms' length negotiations between the Company and Chartwell. In connection with the Initial Chartwell Investment, Mr. Fisher and Marc E. Leland, one of the directors of Chartwell Corp., were elected to the Company's Board of Directors and Mr. Fisher was elected Chairman of its executive committee. There was no agreement at that time concerning any further investment by Chartwell in the Company. On December 20, 1995, the Company closed the Initial Chartwell Investment and announced its agreement to enter into the Travelodge acquisition.

         In its decision to cause the Company to enter the lodging industry and to consummate the Travelodge Acquisition, the Company's Board considered that both decisions would benefit HFS to the extent that the Company's hotel and motel properties became franchisees of HFS, and that the Board members and officers of the Company who were also directors and officers of HFS may have had a conflict of interest in recommending this change in the Company's business direction. See "Certain Relationships and Related Transactions -- Relationships with HFS." However, because of this potential benefit to HFS and its general familiarity with the lodging business, HFS agreed to expand the purposes for which the Company could utilize the financing commitment provided by HFS under the Financing Agreement from gaming acquisitions to lodging industry acquisitions.

         The Company completed the Travelodge Acquisition on January 23, 1996, paying approximately $98 million, net of working capital adjustments and including expenses. The acquired properties are located throughout the United States, and substantially all of the hotels and motels operate under the names "Travelodge" or "Thriftlodge." The Company financed $60 million of the purchase price with proceeds from the Company's credit facility with Chemical Bank and Bankers Trust Company (the "Bankers Trust Facility") and $38 million with existing cash. The Company also paid approximately $2 million as an advisory fee to HFS, the Company's former parent, for advisory services rendered to the Company by HFS in connection with the transaction. See "Certain Relationships and Related Transactions -- Relationships with HFS -- Travelodge Acquisition." Immediately prior to the Company's purchase of the outstanding shares of common stock of Forte Hotels, MOA purchased directly from Forte Hotels 19 Travelodge properties for approximately $32 million.

         Concurrently with the Company's purchase of all of the outstanding shares of common stock of Forte Hotels, HFS acquired for approximately $39 million from Forte Hotels and Forte USA, Inc., the indirect parent of Forte USA, Inc., the "Travelodge" and "Thriftlodge" franchise systems and the related trademarks and tradenames in North America, which HFS has licensed to the Company under separately negotiated franchise agreements. These franchise agreements have scheduled terms of 20 years, but may be terminated by the Company prior to their scheduled expiration upon the payment of liquidated damages by the Company. See "Certain Relationships and Related Transactions -- Relationships with HFS -- Travelodge Acquisition."

         Following the Initial Chartwell Investment, in early January 1996, the Company and Chartwell, together with FSNL, held discussions concerning the possibility of a further investment by Chartwell and FSNL in the Company. The Company's management determined that it would be prudent to raise additional capital through the issuance of additional shares of Common Stock to Chartwell, its largest shareholder at that time, and FSNL in order to further facilitate the Company's expansion into the lodging industry. In particular, the Company was considering the acquisition of certain additional hotel properties and interests operating under the "Travelodge" franchise in Canada, and the investment by Chartwell and FSNL would generate proceeds that, together with other proposed financing, would enable the Company to consummate that acquisition. Chartwell and FSNL expressed interest in acquiring additional shares of the Company's Common Stock such that, together with the shares acquired by

Chartwell in the Initial Chartwell Investment, Chartwell and FSNL together would own at least a majority of the outstanding shares of the Company's Common Stock. The Board recognized that the acquisition of a majority of the Company's Common Stock by Chartwell and FSNL would constitute a change in control of the Company, and considered the interests of the Company's minority stockholders. See "Risk Factors." The Board believed that the acquisition of control by Chartwell and FSNL would be in the best interests of the Company and its stockholders because of Chartwell's expertise in the lodging industry as well as the financial strength of the owners of Chartwell and FSNL. On January 24, 1996, the Company announced an agreement in principle with Chartwell and FSNL to make the Investment, and on March 12, 1996, the Company announced that it had reached an agreement in principle to acquire a controlling interest in 20 hotels and a controlling interest in a 50% joint venture interest in an additional hotel, all of which are located in Canada and operate under the "Travelodge" franchise (the "Canadian Acquisition"). The closing of the Canadian Acquisition is subject to approval of the limited partners in CPLP, among other conditions.

         In early January 1996, Mr. Silverman and Mr. Holmes, on behalf of the Company, and Mr. Fisher and Mr. Edelman, on behalf of the Chartwell, conducted initial negotiations regarding the purchase price per share to be paid by Chartwell in the Investment. Messrs. Fisher and Edelman, on behalf of Chartwell, initially proposed to pay $13.00 per share. After arms' length negotiations between the parties, and after the Company's consultation with its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), the parties agreed to the $14.25 purchase price per share. While Merrill Lynch neither made any recommendations nor expressed any opinion to the Company at such time regarding the proposed price to be received by the Company in the Investment, Merrill Lynch subsequently delivered its written opinion to the Board of Directors to the effect that the proposed Investment is fair to the Company and its stockholders (other than the Purchasers) from a financial point of view. See "Opinion of the Company's Financial Advisor."

         In addition to the Initial Chartwell Investment and the Investment, the Company, HFS, Chartwell, FSNL and certain of their affiliates have certain relationships and have engaged in transactions with one another, including the following: HFS is a party to certain agreements with the Company pursuant to which HFS receives various fees, including a $1.14 million fee if the closing of the Investment occurs; HFS and an affiliate of Chartwell have various interests in a family entertainment center located in Vicksburg, Mississippi; an affiliate of Chartwell is a major franchisee of HFS; and the Company leases its principal executive offices from an affiliate of Chartwell and an unaffiliated third party. See "Additional Information Concerning the Purchasers," "Interests of Certain Persons in the Investment" and "Certain Relationships and Related Transactions."

         The Board of Directors has reviewed and considered the terms and conditions of the Investment, and voted to approve the Investment and recommends that stockholders vote in favor of the Investment. Messrs. Edelman, Leland and Fisher did not participate in the discussions of the Board of Directors concerning the Investment or in that vote, and Mr. Kennedy abstained from voting. In recommending stockholder approval of the Investment, the Board of Directors considered a number of factors, including:

                  (a) the terms of the Stock Purchase Agreement, including: (i) the fact that the Investment is conditioned upon its approval by the Company's stockholders at the Meeting; (ii) Chartwell's agreement to vote its shares of Common Stock in favor of and against the Investment (and certain other asset sales, mergers, liquidations and similar events) in the same proportions as votes are cast in favor of and against the Investment (and such other transactions) by stockholders of the Company other than Chartwell, FSNL and their affiliates; (iii) the agreement by Chartwell to elect and maintain a specified number of Independent Directors (as defined below under the caption "Stock Purchase Agreement -- Independent Directors") on the Company's Board of Directors; (iv) the fact that transfers of the Company's securities by Chartwell or FSNL are subject to the restrictions set forth therein; (v) the agreement by Chartwell and FSNL not to cause the Company to enter into transactions with affiliates that are not on arms' length terms and, in certain circumstances, for which the Company has not received a favorable fairness opinion; (vi) the fact that Chartwell, FSNL and their affiliates are precluded from acquiring more than 55% of the Common Stock of the Company outstanding at any time unless they offer to acquire such stock from existing holders and the purchase is approved by an Independent Board Committee (as defined below under the caption "Stock Purchase Agreement -- Affiliate Transactions") that has received a fairness opinion relating to the acquisition; (vii) the agreement by Chartwell and FSNL not to compete with the Company in the acquisition of certain hotel properties; and (viii) the Company's ability to disclose information to third parties and terminate the Stock Purchase Agreement if the Investment is not approved by its stockholders, in each case without penalty (for a more detailed description of the foregoing terms, see the discussion below under the caption "Stock Purchase Agreement");

                  (b) the fact that the $14.25 purchase price per share in the Investment represented approximately a 25% premium over the market price per share of the Company's Common Stock, based upon the average closing stock prices during the 30-day period preceding the Company's announcement of the Investment, and approximately a 34% premium over the price per share at the close of business on the day before the announcement;

                  (c) the positive effect on the market price of the Company's Common Stock of the Company's announcement of its agreement in principle with Chartwell and FSNL to make the Investment, despite the dilutive effect of the Investment, the limitations that will result on the Company's use of its Loss Carryforwards, and any potentially adverse impact on the Company's stockholders resulting from the acquisition by Chartwell and FSNL of a controlling interest in the Company (see "Risk Factors");

                  (d) the fact that the Investment will increase stockholders equity in the Company of $86.5 million as of December 31, 1995 by approximately $57 million, or approximately 65.9%, facilitating the Company's abilities to raise capital in the future and to continue to pursue its new business strategy of engaging in further significant acquisitions and investments, such as the Canadian Acquisition, and making capital expenditures for the development and improvement of acquired properties;

                  (e) the opinion of Merrill Lynch dated as of February 12, 1996, to the effect that the Investment is fair to the Company and its stockholders (other than the Purchasers) from a financial point of view (see "Opinion of the Company's Financial Advisor");

                  (f) the Board's familiarity with the expertise of Chartwell's management in owning and operating hotels, based upon the experiences of certain of the Company's directors, in their capacities as directors of HFS, with various Chartwell Parties, in their capacity as one of HFS's largest hotel franchisees, notwithstanding the interests of certain officers, directors and principals of the Company, HFS and Chartwell in the Investment (see "Interests of Certain Persons in the Investment" and "Certain Relationships and Related Transactions");

                  (g) the ability of Chartwell and FSNL to make a sizeable cash investment in the Company that is not conditioned on the ability of Chartwell or FSNL to borrow the funds to make that investment, and the interest of Chartwell and FSNL in a strategic alliance with the Company for the purpose of investing in lodging industry ventures; and

                  (h) the fact that the change of control resulting from the Investment would have entitled certain present and former officers and directors of the Company to accelerated vesting of their stock options, together with the fact that all of those officers and directors (except Mr. Smith, who is expected to resign from the Board at the time of the Closing, and whose options will be subject to accelerated vesting) have agreed either to relinquish their options or to waive their acceleration rights.

         Based upon its consideration of all of the foregoing factors, the Company's Board of Directors has determined that the Investment is consistent with, and in furtherance of, the Company's long-term business strategy to continue its expansion in the lodging industry, and that the Investment is fair to, and in the best interests of, the Company's stockholders.

Opinion of the Company's Financial Advisor

         On February 12, 1996, Merrill Lynch delivered its written opinion (the "Merrill Lynch Opinion") to the Board of Directors to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review, as set forth in such opinion, the proposed Investment is fair to the Company and its stockholders (other than the Purchasers) from a financial point of view.

         A copy of the Merrill Lynch Opinion, which sets forth the assumptions made, matters considered and certain limitations on the scope of review undertaken by Merrill Lynch, is attached as Exhibit C to this Proxy Statement. Company stockholders are urged to read such opinion in its entirety. The Merrill Lynch Opinion is directed only to the fairness of the proposed Investment to the Company and its stockholders (other than the Purchasers) from a financial point of view and does not constitute a recommendation to any Company stockholder as to how such stockholder should vote at the Meeting. The summary of the Merrill Lynch Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the Merrill Lynch Opinion attached as Exhibit C hereto.

         In arriving at the Merrill Lynch Opinion, Merrill Lynch, among other things, (i) reviewed the Company's Annual Report, Form 10-K and related financial information for the fiscal year ended December 31, 1994, and the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1995, June 30, 1995 and September 30, 1995;
(ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to Merrill Lynch by the Company; (iii) conducted discussions with members of senior management of the Company concerning its business and prospects, including senior management's belief that proceeds received by the Company from the proposed Investment can be productively employed by the Company; (iv) conducted discussions with members of senior management of Chartwell concerning its business, results of operations, strategic objectives and possible opportunities in the hospitality industry that might be realized by the Company following the proposed Investment; (v) with respect to the Company's acquisition of all of the outstanding shares of common stock of Forte Hotels, reviewed certain information, including financial statements and financial forecasts furnished to Merrill Lynch by the Company, relating to the business, earnings, cash flow, assets, acquisition and prospects of Forte Hotels and conducted discussions with members of the senior management of Forte Hotels concerning its business and prospects; (vi) reviewed the historical market prices and trading activity for the Company's Common Stock and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to the Company; (vii) compared the results of operations (as adjusted for the acquisition of Forte Hotels) of the Company with those of certain companies which Merrill Lynch deemed to be reasonably similar to the Company; (viii) compared the proposed financial terms of the transactions contemplated by the Stock Purchase Agreement with the financial terms of certain other transactions which Merrill Lynch deemed to be relevant;
(ix) reviewed the documents related to, and financial data set forth in, Merrill Lynch's opinion letter to the Board of Directors dated January 11, 1996 relating to the Travelodge Acquisition; (x) reviewed a draft of the Stock Purchase Agreement, dated February 9, 1996, furnished to Merrill Lynch by the Company; and (xi) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including an assessment of general economic, market and monetary conditions.

         In preparing the Merrill Lynch Opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to it by the Purchasers and the Company, and did not independently verify such information or undertake an independent appraisal of the assets of the Company. Merrill Lynch also assumed that the financial forecasts furnished to it by the Company were reasonably prepared and reflected the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company. The Merrill Lynch Opinion is based upon general economic, market, financial and other conditions as they existed and could be evaluated as of February 12, 1996.

         In connection with the preparation of the Merrill Lynch Opinion, Merrill Lynch was not authorized by the Company or its Board of Directors to solicit, nor did it solicit, third-party indications of interest for the acquisition of all or any part of the Company or any alternative financing arrangements to the arrangements contemplated by the Stock Purchase Agreement. In addition, the Board of Directors did not request that Merrill Lynch express an opinion, and Merrill Lynch expressed no opinion, as to the Company's decision to raise capital at this time.

         The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at the Merrill Lynch Opinion.

         Stock Trading History. Merrill Lynch reviewed the performance of the per share market price and trading volume of the Company's Common Stock from November 28, 1994 (the date the Company was spun-off from HFS) until February 9, 1996 (the last trading day before Merrill Lynch's presentation to the Company's Board of Directors). Merrill Lynch noted that the purchase price of $14.25 per share pursuant to the Investment represented a 21% premium over the $11.75 closing price per share of the Company's Common Stock on February 9, 1996, a 34% premium over the $10.63 closing price per share of the Company's Common Stock on January 23, 1996 (the last trading day before the announcement by the Company of its decision to pursue the Investment), and a 25% premium over the $11.40 average closing price per share of the Company's Common Stock for the 30-day period immediately prior to the announcement by the Company of its decision to pursue the Investment.

         Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow analysis ("DCF") of the Company on a stand-alone basis without giving effect to the Investment using the Company's management projections for the years 1996-2000. The DCF was calculated assuming discount rates ranging from 10% to 13%, and was comprised of the sum of the present value of (i) the projected unlevered free cash flows for the years 1996- 2000, and (ii) the year 2000 terminal values based upon a range of multiples from approximately 8.5x to 10.5x projected year 2000 earnings before interest, taxes, depreciation and amortization ("EBITDA") less normalized expenditures for furniture, fixtures and equipment ("FF&E") for the Company excluding the joint venture properties, and a range of multiples from approximately 5.5x to 7.5x projected year 2000 EBITDA less FF&E for the joint venture properties. For the purposes of such analysis, a thirty percent (30%) discount was applied to the valuation of the joint venture properties to reflect the Company's lack of a control position in the majority of the joint ventures (the "JV Minority Discount"). After subtracting from the results net debt, adding the estimated present value of the Company's net operating loss carryforwards ("NOLs"), and adding the face value of certain notes receivable from joint ventures, franchisees, and other miscellaneous sources, the estimated present value of non-operating assets and the estimated present value of loans to the Pittsburgh Urban Redevelopment Authority and the Rainbow Casino Corporation (collectively, the "Receivables and Other Assets"), Merrill Lynch arrived at estimated ranges of value for the equity of the Company. The NOL value was estimated by calculating the present value of the projected annual tax shields related to the utilization of the NOL assuming a tax rate of 38.5% and discount rates ranging from 12% to 15%. The value of the non-operating assets was estimated assuming a liquidation value of $4.9 million in the year 2000 and discount rates ranging from 14% to 17%. At a 15% discount rate, such non-operating assets were valued at $2.4 million. The value of the loan to the Pittsburgh Urban Redevelopment Authority was estimated at $9.0 million assuming an 8% discount rate and the value of the loan to the Rainbow Casino Corporation was estimated at $5.5 million assuming a discount rate of 15%. The face value of the notes receivable was $6.0 million. Utilizing this methodology, the implied value of the Company's Common Stock was estimated at between approximately $11.00 and $15.50 per share.

         Publicly Traded Comparable Company Analysis. Using publicly available information, Merrill Lynch compared certain financial and operating information for the Company with the corresponding financial and operating information for a group of publicly traded companies that Merrill Lynch deemed to be similar in certain respects to the Company. The companies included in the comparable company analysis (the "Comparable Companies") were Host Marriott Corporation, John Q. Hammons Hotels, Inc. ("JQH"), La Quinta Inns, Inc., Prime Hospitality Corporation, Red Lion Hotels, Inc., Servico, Inc. and Studio Plus Hotels, Inc.

         Merrill Lynch derived implied equity values of the Company's Common Stock on a stand-alone basis without giving effect to the Investment by selecting certain multiples from the Comparable Companies, including multiples of firm value (defined as the equity value plus net debt) to research analysts' 1996 estimated EBITDA and equity value to research analysts' 1996 estimated net income, and applied such multiples to the Company's projected 1996 EBITDA and net income, respectively. The relevant multiples for EBITDA ranged from approximately 7.5x to 8.0x and for net income ranged from approximately 12.0x to 16.5x. For purposes of such analysis, a JV Minority Discount of thirty percent (30%) was applied and an adjustment of $4.0 million was made for projected deferred capital expenditures. Multiples were adjusted to reflect the short term nature of the ground leases for the Company's properties relative to those of the Comparable Companies. After subtracting from the results derived under the EBITDA approach the net debt, and in both the EBITDA and net income approaches adding the estimated value of the Receivables and Other Assets determined as described above, Merrill Lynch arrived at estimated ranges of value for the equity of the Company. Utilizing this methodology, the implied value of the Company's Common Stock was estimated at between approximately $12.50 and $17.50 per share. However, the high end of this value range was calculated based on the Company's projected 1996 net income, which reflected no income tax expense as a result of the NOL. When the Company's projected 1996 net income was calculated to reflect an effective tax rate of 38.5%, and the value of the NOL was calculated separately on a present value basis, the implied value of the Company's Common Stock was estimated at between approximately $13.50 and $14.00 per share. In this approach, JQH, which currently has a low effective tax rate, was excluded from the group of comparable companies.

         Comparable Acquisition Transaction Analysis. Using publicly available information, Merrill Lynch compared certain financial information for the Company with corresponding financial information from six selected transactions announced since 1989 involving the acquisition of or investment in lodging companies (the "Acquisition Comparables"). The Acquisition Comparables and the dates the transactions were announced were as follows: an investor group's acquisition of Westin Hotel Co. (November 1994); Kingdom Investments Inc.'s investment in Four Seasons Hotels Inc. (September 1994); Morgan Stanley & Co.'s acquisition of Red Roof Inns Inc. (November 1993); HFS Incorporated's acquisition of Super 8 Motels, Inc. (February 1993); HFS Incorporated's acquisition of the franchise system of Days Inns of America (May 1991); and Bass plc's acquisition of Holiday Inns Inc. (August 1989). Merrill Lynch derived an implied value of the Company's Common Stock on a stand-alone basis without giving effect to the Investment by selecting the multiples of transaction value (defined as the aggregate consideration offered for the equity plus liquidation value of preferred stock plus minority interests and net debt) to trailing 12 month EBITDA from the Acquisition Comparables and applying such multiples to the Company's 1995 EBITDA. The relevant multiples for EBITDA ranged from approximately 6.5x to 8.5x. For purposes of such analysis, a JV Minority Discount of thirty percent (30%) was applied. For the purpose of such analysis, no adjustment was made for deferred capital expenditures, as such methodology was based on trailing results which did not reflect the expected benefits of such capital expenditures. Multiples were adjusted to reflect the short term nature of the ground leases for the Company's properties relative to those of the acquired lodging companies comprising the Acquisition Comparables.

         After subtracting from the results net debt and adding the estimated value of the Receivables and Other Assets determined as described above, Merrill Lynch arrived at estimated ranges of value for the equity of the Company. Utilizing this methodology, the implied value of the Company's Common Stock was estimated at between approximately $7.00 and $12.00 per share.

         Pro Forma Accretion/Dilution Analysis. Merrill Lynch analyzed certain pro forma effects resulting from the Investment, including the potential accretive or dilutive impact to earnings per share of the Company's Common Stock. Using projected forecasts for the years 1996 through 2000 provided by the management of the Company, Merrill Lynch compared the projected earnings per share of the Company's Common Stock on a stand-alone basis (assuming the Investment does not occur) to the earnings per share of the Company's Common Stock assuming that the Investment occurred January 1, 1996 and the Company invested the proceeds at an assumed annual return on equity of 15%. Two other scenarios were analyzed in which it was assumed that the Investment occurred January 1, 1996 but the Company did not invest the proceeds and on January 1, 1997, (i) the Company uses the proceeds to repay its outstanding indebtedness as at January 1, 1997, or (ii) the Company uses the proceeds to repurchase outstanding Common Stock as at January 1, 1997 at an assumed price of $11.75 per share (the closing price per share of the Company's Common Stock on February 9, 1996). Because of the impact of the Company's NOL on after-tax earnings, the potential accretive or dilutive impact to earnings per share of the Company's Common Stock was analyzed on both a pre-tax and an after-tax basis.

         Assuming that the Company invested proceeds from the Investment and obtained a 15% annual return on equity, this analysis indicated that (i) on a pre-tax basis, the Investment would be accretive to the projected earnings per share of the Company in the amounts of approximately 32% in 1996, 14% in 1997, 9% in 1998, 8% in 1999 and 7% in 2000, and (ii) on an after-tax basis, the Investment would be dilutive to the projected earnings per share of the Company in the amounts of approximately 5% in 1996 and 19% in 1997 and would be accretive thereafter in the amounts of 10% in 1998, 23% in 1999 and 9% in 2000. Assuming that the proceeds from the Investment were used to repay the Company's indebtedness as at January 1, 1997, this analysis indicated that the Investment would be dilutive to the projected earnings per share of the Company (i) on a pre-tax basis in the amounts of approximately 18% in 1996, 22% in 1997, 25% in 1998, 25% in 1999 and 25% in 2000, and (ii) on an after-tax basis in the amounts of approximately 35% in 1996, 41% in 1997, 20% in 1998, 11% in 1999 and 24% in 2000. Assuming that the proceeds from the Investment were used to repurchase outstanding Common Stock of the Company as at January 1, 1997 at an assumed price of $11.75 per share (which was the closing price per share of the Company's Common Stock on February 9, 1996), this analysis indicated that (i) on a pre-tax basis, the Investment would be dilutive to the projected earnings per share of the Company in the amount of approximately 18% in 1996 and would be accretive thereafter in the amounts of approximately 15% in 1997, 14% in 1998, 15% in 1999 and 16% in 2000, and (ii) on an after-tax basis, the Investment would be dilutive to the projected earnings per share of the Company in the amounts of approximately 35% in 1996 and 8% in 1997 and would be accretive thereafter in the amounts of approximately 28% in 1998, 44% in 1999 and 19% in 2000.

         Merrill Lynch also performed a "necessary break-even" analysis to estimate the annual return on equity that would be required from the proceeds of the Investment in order that the Investment be neither accretive nor dilutive to the pre-tax and after-tax earnings per share of the Company's Common Stock projected by management. This analysis indicated that the return on equity needed to "break even" after the Investment on a pre-tax basis would be 8.6% in 1996, 11.4% in 1997, 12.4% in 1998, 12.5% in 1999 and 12.7% in 2000,
and the return on equity needed to "break even" after the Investment on an after-tax basis would be 16.5% in 1996, 23.4% in 1997, 11.7% in 1998, 8.3% in
1999 and 12.4% in 2000.

         The matters considered by Merrill Lynch in arriving at the Merrill Lynch Opinion are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company, and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. The Merrill Lynch Opinion does not present a discussion of the relative merits of the Investment as compared to any other business plan or opportunity that might be presented to the Company, or the effect of any other arrangement in which the Company might engage.

         The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at the Merrill Lynch Opinion. The preparation of a fairness opinion is a complex process not necessarily susceptible to partial or summary description. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the process underlying its analyses set forth in the Merrill Lynch Opinion. No public company utilized as a comparison is identical to the Company, and none of the acquisition comparables or other acquisitions utilized as a comparison is identical to the Investment. Accordingly, an analysis of publicly traded comparable companies and acquisition comparables is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

         The Board of Directors selected Merrill Lynch to render a fairness opinion because Merrill Lynch is an internationally recognized investment banking firm with substantial expertise in the lodging industry and in transactions similar to the proposed Investment and because it is familiar with the Company and its business. Merrill Lynch has from time to time rendered investment banking, financial advisory and other services to the Company (including without limitation financial advisory services in connection with the Travelodge Acquisition) for which it has received customary compensation. Merrill Lynch has also provided, and continues to provide, financial advisory and financing services to HFS, from which the Company was spun off in 1994, and has received fees for the rendering of such services. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities.

         Pursuant to the terms of an engagement letter dated January 21, 1996, the Company has agreed to pay Merrill Lynch a fee of $400,000 for Merrill Lynch's services in rendering the Merrill Lynch Opinion. The Company has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses and to indemnify Merrill Lynch and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

         In the ordinary course of Merrill Lynch's business, Merrill Lynch may actively trade the securities of the Company for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

         Certain Projected Financial Information. The following projections were prepared by the Company's management in January 1996, and were furnished to Merrill Lynch in connection with Merrill Lynch's analysis of the proposed Investment and the preparation of a fairness opinion to the Company's Board of Directors as to whether or not the proposed Investment is fair to the Company and its stockholders from a financial point of view. Only members of the Company's management and Board of Directors at that time, excluding persons affiliated with either of the Purchasers, and Merrill Lynch received the projections; they were not made available to either of the Purchasers or any members of the Company's management or Board of Directors affiliated with either of the Purchasers. The Company's management believed that the projections were prepared on a reasonable basis and reflected its best estimates and judgment as to the Company's expected future performance in light of the information available to it and its understanding of the Company's business strategies and practices at the time the projections were prepared. In voting to approve, and recommend shareholder approval of, the Investment, the Company's Board of Directors relied on the judgment of the Company's former management as to the reasonableness of the projections. In preparing the Merrill Lynch Opinion, Merrill Lynch assumed that the financial forecasts furnished to it by the Company were reasonably prepared and reflected the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company. Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to it, including but not limited to the projections, and did not independently verify such information. The Company is not aware of any forecasts of the Company's future performance prepared by financial analysts.

         These projections were prepared in January 1996, based upon a number of estimates and assumptions made by the Company's management at that time. All of the members of the Company's current senior management assumed their positions during the first quarter of 1996, subsequent to the preparation of the projections. See "Executive Officers." The Company's current management was, accordingly, not involved in the preparation, analysis or evaluation of the projections or any of the assumptions or estimates upon which the projections were based and is not utilizing them as a measure of performance in the management of the Company's business. Such estimates are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control, and upon assumptions with respect to future business strategies and practices that are subject to change. The projections and actual results will vary, and those variations may be material. BASED UPON THE COMPANY'S PERFORMANCE SINCE JANUARY 1996, THE COMPANY'S CURRENT MANAGEMENT BELIEVES THAT THE PROJECTIONS WILL NOT BE REALIZED DURING 1996, AND EXPRESSES NO OPINION AS TO THE ACCURACY OR VALIDITY OF THE PROJECTIONS IN SUBSEQUENT YEARS
OR THE ASSUMPTIONS UPON WHICH THEY WERE BASED.

         The following material assumptions were used by the Company's former management in preparing the projections:

         1. Room revenue per average room growth rates of approximately 8% in 1996, 11% in 1997 and 3% annually thereafter for hotel properties which are wholly-owned by the Company;

         2. Room revenue per average room growth rates of approximately 3% annually during the five-year projected period for hotel properties owned by joint ventures;

         3. No change in the number of rooms during the five-year projected period;

         4. No change in food, beverage and other revenue as a percentage of room revenue during the five- year projected period;

         5.       Annual growth rate in retail arcade revenue of approximately
                  3%;

         6. Net operating expenses, expressed as a percentage of total revenue, of 90% in 1996, 89% in 1997, 90% in 1998 and 1999, and 91% in 2000;

         7. Net operating expenses, expressed as a percentage of total revenue for joint venture hotel properties, of 79% in 1996 and 1997 and 78% thereafter;

         8. Interest expense and related costs based on the terms of the Bankers Trust Facility, and assuming the use of substantially all excess cash flow to repay that indebtedness;

         9. The income tax provision was calculated based on statutory income tax rates, less utilization of income tax loss carryforwards;

         10. Capital expenditures for hotel properties which are wholly-owned by the Company of approximately $8.6 million in 1996, and between $1 and $3 million annually thereafter; and

         11. Capital expenditures for joint venture hotel properties of between approximately $4 million and $5 million annually during the five-year projected period.

         12. With respect to the Company's gaming business: (i) all principal and interest amounts due to the Company under the loans to the Pittsburgh Urban Redevelopment Authority and the Rainbow Casino Corporation will be paid in full when due; and
                  (ii) no revenue will be received and no expenses will be payable with respect to any of the Company's other gaming investments.

         The projections were not prepared with a view to public disclosure or compliance with guidelines established by the Commission or the American Institute of Certified Public Accountants. The Company did not engage any independent auditors or accountants to examine, compile or otherwise become involved with the preparation of the projections.

         The projections are included in this Proxy Statement solely because they were provided to Merrill Lynch in connection with the preparation of the Merrill Lynch Opinion, and the projections should not be relied upon for any purpose other than to assist in an understanding of the analysis on which that opinion was based. The inclusion of the projections herein should not be regarded as a representation by the Company or any other person that the projections will be achieved. The Company does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of projections are shown to be inaccurate. Investors are cautioned not to place any reliance on the projections in making investment decisions with respect to the Company's securities.

                        PROJECTED FINANCIAL INFORMATION

                                                  Projected Fiscal Year Ended December 31,
                              --------------------------------------------------------------------------------

                                    1996            1997             1998            1999           2000
                                    ----            ----             ----            ----           ----

Total Revenues                      $61.0            $67.3            $69.6           $71.6          $73.6
EBITDA (1)                            8.8             10.5             10.9            11.1           11.2
Joint Venture Income                  5.6              5.9              6.2             6.4            6.6
Net Income                            6.5              8.9              7.0             6.5            6.8

Earnings Per Share (2)              $1.20            $1.63            $1.28           $1.19          $1.24

- ----------------
(1)  Projected earnings before interest, taxes, depreciation and amortization.
(2)  Based on 5.452 million shares outstanding.


         The inclusion of the Company's projected EBITDA in the foregoing table should not be construed as an alternative to net income or any other measure of performance under generally accepted accounting principles as an indicator of the Company's performance, or to cash flows generated by operating, investing and financing activities as an indicator of cash flows or a measure of liquidity. The Company's former management believed that projected EBITDA was a measure of projected operating income before deducting depreciation and amortization that was frequently used in valuing business and, accordingly, included projected EBITDA in the projections delivered to Merrill Lynch.

         As indicated above, the Company's current management believes that the projections will not be realized during 1996, and expresses no opinion as to the accuracy or validity of the projections in subsequent years or the assumptions upon which they were based. Among the important factors that the Company believes are likely to cause the projections to differ materially from the actual results are: (i) the consummation of the Canadian Acquisition, which is contingent upon approval by the limited partners of CPLP, among other conditions, and which was not anticipated at the time the projections were prepared; and (ii) the consummation of the Mexican Joint Venture (as defined below under the caption "Certain Relationships and Related Transactions -- Relationships with HFS -- Proposed Mexican Joint Venture"), which was not anticipated at the time the projections were prepared. In addition, the Company believes that the following events would be likely to cause the projections to differ materially from the actual results, if such events were to occur: (iii) unexpected or adverse changes that could have a material adverse effect on the Company and the lodging industry generally, especially the historically cyclical nature of the hotel industry and a renewed cyclical downturn in the hotel industry resulting from, among other things, over-building and sluggish national economic conditions; (iv) adverse changes in the reputation or popularity of the brands under which the Company's hotels are franchised; and
(v) adverse effects on the Company's ability to carry out its current business strategy of expansion through the acquisition and development of additional hotel properties, which depends upon such factors as the selection and availability of suitable locations at acceptable prices and the suitability of local construction costs; the hiring and training of sufficiently skilled management and personnel; the availability of financing; risks that investments will fail to perform in accordance with expectations; general investment risks associated with new real estate investments; and lower occupancy and room rates generally associated with newly opened hotels; risks that properties will not achieve anticipated occupancy levels or sustain expected room rate levels and commencement risks such as receipt of zoning, occupancy and other required governmental permits and authorizations, which in each case could adversely affect the Company's financial performance. IN ASSESSING THE PROJECTIONS, READERS ARE URGED TO READ CAREFULLY ALL OF THE FOREGOING CAUTIONARY STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE ANY RELIANCE ON THE PROJECTIONS IN MAKING INVESTMENT DECISIONS WITH RESPECT TO THE COMPANY'S SECURITIES.

Use of Proceeds

         The Investment will generate $57 million of gross proceeds. The Company expects to use the net proceeds of the Investment, together with additional borrowings, to make the Canadian Acquisition. If the Canadian Acquisition is not consummated, the Company expects to use the net proceeds of the Investment to prepay its indebtedness under the Bankers Trust Facility, to pursue additional acquisitions and investments in the lodging industry and for working capital and general corporate purposes. The Company's indebtedness under the Bankers Trust Facility was incurred on January 23, 1996 in connection with the Travelodge Acquisition, matures in 2002 and, with respect to revolving loans, bears interest at variable rates depending upon whether the revolving loan is a Base Rate Loan or a Eurodollar Loan (as such terms are defined in the Bankers Trust Facility). With respect to each Base Rate Loan, the annual interest rate is equal to the highest of (A) 0.5% plus the Adjusted Certificate of Deposit Rate, (B) 0.5% plus the Federal Funds Rate, or (C) the Prime Lending Rate of Bankers Trust Company. With respect to Eurodollar Loans, the annual interest rate is equal to the Applicable Margin (which is within a range of 0.4% to 0.75% based on outstanding indebtedness) plus the Eurodollar Rate. The Company cannot at this time determine the portion of the balance of such net proceeds that will be used for each such purpose. The Company is currently negotiating to obtain a line of credit from The Chase Manhattan Bank, N.A. which it expects to use, in part, to refinance its indebtedness under the Bankers Trust Facility. The Company expects to close that refinancing in connection with the closing of the Canadian Acquisition.

Additional Information Concerning the Purchasers

         Chartwell is a Delaware limited partnership that was formed on December 13, 1995, and has not engaged in any business since its creation other than that incident to its organization and its investment in the Company. The general partner of Chartwell is Chartwell Corp., a Delaware corporation, formed for the purpose of acting as the general partner of Chartwell. The limited partners of Chartwell are Larry Fisher, M. Anthony Fisher, Richard L. Fisher, Arnold Fisher, Emily Landau, Kenneth Fisher, Steven Fisher and Zachary Fisher (collectively, the "Fisher Partners"), FGT, L.P. and Martin L. Edelman. The stockholders of Chartwell Corp. are the Fisher Partners, Martin L. Edelman and Gordon P. Getty. Messrs. Fisher and Edelman own, directly and through Chartwell Corp., beneficial interests equal to 9.7% and 4.8%, respectively, in Chartwell. FGT, L.P. is a Delaware limited partnership of which Mr. Leland is a general partner. Mr. Leland owns, indirectly through FGT, L.P., a 3.17% beneficial interest in Chartwell. See "Interests of Certain Persons in the Investment" and "Certain Relationships and Related Transactions -- Relationships with Chartwell and FSNL."

         FSNL is a Connecticut limited liability company that was formed on January 18, 1996 and has not engaged in any business since its creation other than that incident to its organization and its proposed investment in the Company. The Ruby Trust, a trust formed under the laws of Connecticut (the "Ruby Trust"), owns a majority of the membership interests in FSNL; its principal beneficiary is Charles de Gunzburg. See "Interests of Certain Persons in the Investment" and "Certain Relationships and Related Transactions -- Relationships with Chartwell and FSNL."

         Chartwell has informed the Company that it obtained the funds used to acquire the 904,930 shares of Common Stock which it acquired in the Initial Chartwell Investment from capital contributions by its partners. Chartwell and FSNL have informed the Company that they expect to obtain the funds to be used to purchase the Shares from capital contributions by their respective partners and members.

         Chartwell, FSNL, the Company, HFS and certain of their affiliates have certain relationships and have engaged in transactions with one another. HFS and an affiliate of Chartwell have various interests in a family entertainment center located in Vicksburg, Mississippi, and an affiliate of Chartwell is a major franchisee of HFS. The Company leases its principal executive offices from an affiliate of Chartwell and an unaffiliated third party. HFS is a party to certain agreements with the Company pursuant to which HFS receives various fees, including a $1.14 million fee if the closing of the Investment occurs. See "Certain Relationships and Related Transactions."

Stock Purchase Agreement

         The Investment is proposed to be made pursuant to an Amended and Restated Stock Purchase Agreement, dated as of March 14, 1996, among the Company, Chartwell and FSNL (the "Stock Purchase Agreement") and a related registration rights agreement (the "Registration Rights Agreement") to be entered into among the Company, Chartwell and FSNL at the time of the closing of the Investment (the "Closing"). Pursuant to the Stock Purchase Agreement, the Company has agreed to issue and sell the Shares to the Purchasers at a price per share equal to $14.25. Accordingly, the aggregate gross proceeds of the sale will be $57 million. Of the 4,000,000 Shares proposed to be issued, Chartwell will acquire 2,947,369 Shares for an aggregate purchase price of $42,000,008 and FSNL will acquire 1,052,631 Shares for an aggregate purchase price of $14,999,992. The Shares are of the same class of common stock as the outstanding Common Stock and are not entitled to any preemptive rights.

         The obligations of the Company and the Purchasers to close the Investment are subject to the satisfaction or waiver of certain conditions, including: (i) the approval of the Investment by the Company's stockholders at the Meeting; (ii) the listing of the Shares on NASDAQ; and (iii) the resignations of all of the members of the Company's Board of Directors other than Messrs. Edelman, Fisher, Holmes, Kennedy, Leland, Silverman and Stone. Chartwell has agreed to vote at the Meeting the shares of Common Stock which it owns in favor of and against the proposal to approve the Investment in the same proportions as votes are cast at the Meeting in favor of and against that proposal by stockholders of the Company other than Chartwell, FSNL and their affiliates.

         The Company or either of the Purchasers may terminate the Stock Purchase Agreement if the Closing does not occur prior to September 30, 1996, unless the Closing has not occurred as a result of (i) the failure of the party seeking to terminate to fulfill any of its obligations under the Stock Purchase Agreement, or (ii) if the party seeking to terminate is Chartwell, from the actions of Messrs. Fisher, Leland or Edelman, as Chartwell's nominees on the Company's Board of Directors, whether such actions are taken in their respective capacities as directors or as officers of the Company.

         The Stock Purchase Agreement does not contain any provision that would prevent the Company from disclosing any information to third parties, including any information relating to the Company. In addition, in the event that the Investment is not approved by the Company's stockholders, the Company will have no continuing obligations under the Stock Purchase Agreement and the Company may terminate the Stock Purchase Agreement at any time.

         Pursuant to the Stock Purchase Agreement, the Purchasers have agreed to certain restrictions on their activities after the Closing, as described below. These restrictions will only become applicable if the Closing of the Investment occurs. Chartwell is currently subject to different restrictions on its ability to transfer the 904,930 shares of Common Stock which it acquired in the Initial Chartwell Investment. See "Certain Relationships and Related Transactions -- Relationships with Chartwell and FSNL."

         Independent Directors. Each of the Purchasers has agreed to vote its shares of Common Stock (including the Shares) and to use its best efforts to elect and maintain as independent directors on the Company's Board of Directors at least two individuals who are not employees, officers, directors or affiliates of the Purchasers, do not have any beneficial ownership interest in the Purchasers or any of their affiliates (other than the Company) and are otherwise disinterested directors ("Independent Directors"). If as a result of any sale or other transfer of shares of

Common Stock by the Purchasers, the aggregate number of shares of Common Stock held by the Purchasers is reduced below 35% of the total number of shares of Common Stock then outstanding, the Purchasers are required to cause a sufficient number of their representatives on the Company's Board of Directors to resign so that the percentage of directorships held by Independent Directors after that event is equal to the percentage of shares of Common Stock owned by stockholders other than the Purchasers (the "Required Percentage"); and the Purchasers are required to cause any of their remaining representatives on the Board of Directors to vote in favor of filling the resulting vacancies with Independent Directors. Thereafter, the Purchasers are required to vote their shares of Common Stock to cause the percentage of Independent Directors to be no less than the Required Percentage.

         Restrictions on Transfers of the Shares. Each of the Purchasers has agreed that none of the Shares will be sold, pledged or otherwise transferred, directly or indirectly, by it except (A) in connection with a merger or consolidation of the Company in which all holders of Common Stock receive the same consideration and which is (i) approved by a majority of the Independent Directors, and (ii) is subject to the voting requirements described below under the caption "Voting On Mergers, Liquidations and Sales of Assets"; (B) after three years from the Closing, in a bona fide underwritten public offering pursuant to an effective registration under the Securities Act of 1933, as amended (the "Securities Act"); (C) in a sale, pledge or other transfer (a "Transfer") by either Chartwell or FSNL after three years from the Closing, if after giving effect to that Transfer the aggregate number of shares of Common Stock held by the Purchaser Parties is equal to or greater than 35% of the total number of shares of Common Stock then outstanding and that Transfer is approved by a majority of the Independent Directors; (D) in a Transfer by FSNL of any of the shares it acquires as part of the Investment after six years from the Closing, if after giving effect to that Transfer the aggregate number of shares of Common Stock held by the Purchaser Parties is equal to or greater than 35% of the total number of shares of Common Stock then outstanding, and that Transfer is made in a transaction satisfying the manner of sale requirements for a "brokers' transaction" under Rule 144 under the Securities Act, whether or not that sale is made pursuant to Rule 144 (a "Brokers' Transaction"); (E) in a Transfer by FSNL of any of the shares it acquires as part of the Investment after six years from the Closing at a time when the aggregate number of shares of Common Stock held by the Purchaser Parties is already less than 35% of the total number of shares of Common Stock then outstanding, if that Transfer is approved by a majority of the Independent Directors and is made in a Brokers' Transaction; (F) in a Transfer by Chartwell after six years from the Closing at a time when Chartwell owns less than 5% of the total number of shares of Common Stock then outstanding and has no representatives serving on the Board of Directors of the Company, if that Transfer is made in a Brokers' Transaction; and (G) sales or other transfers between the Purchasers.

         Affiliate Transactions. The Purchasers have agreed that, for so long as the Purchaser Parties continue to own, in the aggregate, at least 20% of the outstanding shares of Common Stock of the Company, the Purchasers will not, and will not permit any Purchaser Party to, enter into any transaction or series of related transactions, or grant or consent to, or otherwise permit, any amendment to, supplement of or waiver under, any agreement or contract, with the Company or any of its subsidiaries (any of the foregoing, an "Affiliate Transaction") unless: (i) it has been determined by a committee of the Company's Board of Directors comprised of one or more Independent Directors (the "Independent Board Committee") that the Affiliate Transaction is in the best interests of the Company and is on fair and reasonable terms, no less favorable to the Company than terms that the Company and a non-affiliated person in a similar situation would agree to in an arm's length transaction; and (ii) if the Affiliate Transaction has a total value in excess of $10,000, the Independent Board Committee has received a favorable fairness opinion from an appropriate, independent party relating to the transaction. These arrangements do not, however, limit the reasonable compensation the Company may pay to its officers and directors, or restrict the existing arrangement between the Company and Chartwell relating to the family entertainment center located in Vicksburg, Mississippi, which predated the Stock Purchase Agreement. See "Certain Relationships and Related Transactions -- Relationships with Chartwell and FSNL -- Vicksburg Facility."

         Voting on Mergers, Liquidations and Sales of Assets. The Purchasers have agreed that, if at any time within three years after the Closing, the Company proposes to sell all or substantially all of its assets, to merge or consolidate with any other entity, or to cause the liquidation or dissolution of the Company (each, a "Triggering

Event"), and the Company submits the Triggering Event to a vote of its stockholders, then each of the Purchasers will vote all of its respective shares of Common Stock entitled to vote on that matter in favor of and against the Triggering Event in the same proportion as the numbers of shares of Common Stock held by stockholders of the Company other than the Purchasers and their affiliates ("Nonaffiliated Shares") voted in favor of and against the Triggering Event bear to the total number of Nonaffiliated Shares voted on such Triggering Event. If any party commences a proxy contest or tender offer relating to the Triggering Event in any manner, however, these voting requirements will not apply, and each of the Purchasers will be entitled to vote all of its shares of Common Stock in favor of or against the Triggering Event, in its sole discretion.

         Purchasers' Purchase of Additional Shares. The Purchasers have agreed that no Purchaser Party will purchase or otherwise acquire any additional shares of Common Stock or any securities exercisable for or convertible into Common Stock (other than options granted under a stock option plan of the Company having customary terms and constituting reasonable compensation ("Excluded Stock Options") and shares of Common Stock issued on the exercise of Excluded Stock Options) (the "Acquired Stock"), from any person or entity (other than the Company or any other Purchaser Party) if the Acquired Stock would, when aggregated with all of the other shares of Common Stock owned by all Purchaser Parties (other than shares acquired, or subject to issuance, on the exercise of Excluded Stock Options), and assuming the exercise or conversion of the Acquired Stock into Common Stock, if applicable, result in the ownership by all Purchaser Parties of shares of Common Stock representing in excess of 55% of the then-outstanding shares of Common Stock of the Company on a fully-diluted basis, assuming the exercise or conversion of all other outstanding securities of the Company exercisable for or convertible into Common Stock, unless: (i) the Purchaser Party offers to purchase the Acquired Stock from all of the holders thereof in compliance with all applicable securities and other laws, rules and regulations, (ii) the purchase is approved by the Independent Board Committee, and (iii) the Independent Board Committee has received a favorable fairness opinion from an appropriate, independent party relating to the purchase. The Purchasers have also agreed that no Purchaser Party will purchase or otherwise acquire any Acquired Stock from the Company, unless: (i) the purchase is approved by the Independent Board Committee, and (ii) the Independent Board Committee has received a favorable fairness opinion from an appropriate, independent party with respect to the purchase.

         Restriction on Other Hotel Properties. The Purchasers have agreed that, for so long as the Purchaser Parties continue to own, in the aggregate, at least 20% of the outstanding shares of Common Stock of the Company or have any representatives serving on the Company's Board of Directors, no Purchaser Party shall acquire any interest in an existing hotel property or properties (including by foreclosure on any mortgage acquired on or after January 1, 1996), or any interest in a hotel property or properties that are under development or in any property which the Purchaser Party intends to develop as a hotel property. These restrictions will not apply to acquisitions by any of the Purchaser Parties of hotels under development by affiliates of Chartwell on the date of the Stock Purchase Agreement, redevelopment of hotels owned by affiliates of Chartwell on January 1, 1996, or acquisitions of hotels on which affiliates of Chartwell had liens on January 1, 1996.

Registration Rights Agreement

         Chartwell and the Company are currently parties to a registration rights agreement entered into in connection with the Initial Chartwell Investment. See "Certain Relationships and Related Transactions -- Relationships With Chartwell and FSNL." If the Closing occurs, that registration rights agreement will terminate and the Company and the Purchasers will enter into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, each Purchaser (or its assignee) (the "Initiating Holder") will have the right at any time to make a written request for registration (a "Demand Registration Statement") under the Securities Act, for the resale by such Holder of all or part of such Holder's Registrable Securities (defined below). Chartwell or its assignees will have the right to request two Demand Registration Statements and FSNL or its assignees will have the right to request one Demand Registration Statement, provided, however, that neither Chartwell nor any of its assignees will have the right to request a Demand Registration Statement with respect to less than 5% of the number of shares of Common Stock outstanding at the time of the request. For purposes of the Registration Rights Agreement, the term

"Registrable Securities" means (i) the Shares and the 904,930 shares purchased by Chartwell in the Initial Chartwell Investment, and (ii) any other securities issued in exchange for, upon conversion of, as a dividend on or otherwise in respect of any such securities, and the term "Holder" means each Purchaser and any assignee of a Purchaser who becomes a party to the Registration Rights Agreement. The Company will pay all registration expenses in connection with a Demand Registration Statement, whether or not it becomes effective. However, if a Demand Registration Statement could have become effective but does not become effective as a result of any act or omission on the part of one or more Holders, such Holders will be required to pay such registration expenses. After the receipt of a request for a Demand Registration Statement, the Company must give written notice of the request to all other Holders of Registrable Securities and use its best efforts to register for resale the Registrable Securities of the Initiating Holder and any other Holder that provides the Company with a written request for inclusion in such registration. The Company may postpone for a reasonable time not to exceed 120 days the filing or effectiveness of any Demand Registration Statement if the Board of Directors determines in good faith that the filing of the Demand Registration Statement would be detrimental to the Company.

         In addition, if the Company proposes to register any of its securities for its own account or the account of any of its stockholders (other than certain registrations including a registration relating solely to an employee benefit plan and certain exchanges of securities with stockholders), the Holders have the right (the "Incidental Registration Right"), upon a timely request, to have the resale of their Registrable Securities covered by the registration. If, in either a Demand Registration Statement or a registration statement filed in connection with the exercise of an Incidental Registration Right, the shares of Common Stock to be registered are to be distributed by means of an underwritten offering, the underwriter may limit the number of shares of Common Stock to be registered if in its judgment marketing factors require such a cutback.

Interests of Certain Persons in the Investment

         Certain of the Company's current directors and nominees for director may be deemed to have an interest in the Investment. As a condition to the Closing of the Investment, all of the Company's current directors other than Messrs. Edelman, Fisher, Holmes, Kennedy, Leland, Silverman and Stone are required to resign. Thereafter, the remaining members of the Board of Directors are expected, subject to their fiduciary duties, to fill the vacancies on the Board with Dr. Goldman and Rachel Robinson. Messrs. Fisher, Edelman and Leland are all direct or indirect partners in Chartwell, and Messrs. Fisher and Edelman are stockholders in Chartwell Corp. and have interests in the Investment by virtue of their respective interests in Chartwell. Dr. Goldman is a Manager of FSNL, a trustee of the Ruby Trust and a beneficiary of a trust which is a member in FSNL. Accordingly, Dr. Goldman has an interest in the Investment by virtue of his interest in FSNL. HFS will receive an advisory fee of $1.14 million upon the closing of the Investment. Upon consummation of the Investment, options to purchase 10,000 shares of the Company's Common Stock at a purchase price of $16.75 per share and 15,000 shares at $9.875 per share, granted under the Company's 1994 Stock Option Plan, all of which are held by Mr. Smith, will immediately vest pursuant to the terms of the Plan. In addition, there are numerous relationships among the Chartwell Parties, HFS and the Company. See "Certain Relationships and Related Transactions" for a description of those relationships.

         Mr. Fisher's business address is 299 Park Avenue, New York, New York 10171. For information concerning the number of shares of the Company's Common Stock beneficially owned by Mr. Fisher, see "Voting Securities and Principal Holders Thereof -- Security Ownership of Certain Beneficial Owners and Management." Mr. Fisher has not sold any shares of the Company's Common Stock within the past two years.

         Mr. Edelman's business address is 75 East 55th Street, New York, New York 10022. For information concerning the number of shares of the Company's Common Stock beneficially owned by Mr. Edelman, see "Voting Securities and Principal Holders Thereof -- Security Ownership of Certain Beneficial Owners and Management." Mr. Edelman has not sold any shares of the Company's Common Stock within the past two years. The Company currently retains and has in the past retained Battle Fowler LLP, a law firm in which Mr. Edelman is of counsel, for legal work. The Company expects to continue to utilize that firm after the Closing. See "Certain Relationships and Related Transactions -- Relationships with Mr. Edelman."

         Mr. Leland's business address is Suite 1700, 1001 19th Street North, Arlington, Virginia 22209. For information concerning the number of shares of the Company's Common Stock beneficially owned by Mr. Leland, see "Voting Securities and Principal Holders Thereof -- Security Ownership of Certain Beneficial Owners and Management." Mr. Leland has not sold any shares of the Company's Common Stock within the past two years.

         Dr. Goldman's business address is c/o First Spring Corporation, 499 Park Avenue, 26th Floor, New York, New York 10022. For information concerning the number of shares of the Company's Common Stock beneficially owned by Dr. Goldman, see "Voting Securities and Principal Holders Thereof -- Security Ownership of Certain Beneficial Owners and Management." Dr. Goldman has not sold any shares of the Company's Common Stock within the past two years.

         Ms. Robinson's business address is c/o Jackie Robinson Foundation, 3 West 35th Street, New York, New York 10001. For information concerning the number of shares of the Company's Common Stock beneficially owned by Ms. Robinson, see "Voting Securities and Principal Holders Thereof -- Security Ownership of Certain Beneficial Owners and Management." Ms. Robinson has not sold any shares of the Company's Common Stock within the past two years.

         The Board of Directors was aware of these interests and considered them, among other factors, in approving the Investment and making its recommendation to stockholders.


                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                        FOR APPROVAL OF THE INVESTMENT.

                    APPROVAL OF THE CERTIFICATE OF AMENDMENT

                                  (Proposal 2)

         The stockholders are requested at the Meeting to approve the Certificate of Amendment, substantially in the form attached to this Proxy Statement as Exhibit D. The Certificate of Amendment provides for the change of the Company's name from National Lodging Corp. to Chartwell Leisure Inc. The purpose of the proposed change of the Company's name is to provide the Company with a more distinctive name so as to afford the Company greater name recognition in the lodging industry. The proposed name change will require the Company to make various filings and take other administrative actions to reflect that change, none of which are expected to result in material expense to the Company.

         The Certificate of Amendment will be filed with the Secretary of State of the State of Delaware only after the Closing of the Investment. Therefore, unless Proposal 1 receives the minimum required number of votes in favor of approval and the Closing occurs, this Proposal 2 will not be effected or implemented.


                       THE BOARD OF DIRECTORS RECOMMENDS
                           A VOTE FOR APPROVAL OF THE
                            CERTIFICATE OF AMENDMENT


                             ELECTION OF DIRECTORS

                                  (Proposal 3)

         The Board of Directors has nominated Messrs. Holmes, Buckman and Kennedy as the three candidates to be elected at the Meeting for a three-year term ending in 1999.

         Each nominee has consented to being named in the Proxy Statement and to serve if elected. If prior to the Meeting any nominee should become unavailable to serve, the shares of Common Stock represented by a properly executed and returned proxy will be voted for such additional person as shall be designated by the Board of Directors, unless the Board should determine to reduce the number of directors pursuant to the Certificate of Incorporation of the Company (the "Charter") and the Company's Bylaws (the "Bylaws").

         At the time of the Initial Chartwell Investment, Messrs. Fisher and Leland, as nominees of Chartwell, were appointed as Directors. See "Approval of the Investment -- Background of and Reasons for the Proposal; Board of Directors' Recommendations" and "Certain Relationships and Related Transactions
- -- Relationships With Chartwell and FSNL -- Initial Stock Purchase Agreement." In connection with the Company's announcement of its agreement in principle relating to the Investment, Mr. Kingsley resigned as a Director of the Company. Messrs. Buckman and Smith are expected to resign at the time of the Closing.
The Directors expect, subject to the exercise of their fiduciary duty, that (i) Ms. Robinson will be appointed as a Class II Director with a term ending in 1999 to fill the vacancy on the Board of Directors resulting from Mr. Buckman's resignation, and (ii) Dr. Goldman will be appointed as a Class I Director with a term ending in 1998 to fill the vacancy on the Board of Directors resulting from Mr. Smith's resignation.

         Certain information regarding each nominee and each director continuing in office is set forth below, including such individual's age as of May 1, 1996 and principal occupation, a brief description of his or her business experience during the last five years and other directorships currently held.

Information Regarding the Nominees and Directors

Nominees for Election for a Term Expiring in 1999

                  James E. Buckman
                  Stephen P. Holmes
                  Michael J. Kennedy

         Mr. Buckman, age 51, has been a Director of the Company since November 22, 1994. Mr. Buckman is expected to resign at the time of the Closing. He has been Executive Vice President, General Counsel and Assistant Secretary of HFS since February 1992, a director of HFS since June 1994 and was Executive Vice President, General Counsel and Secretary of the Company from November 1994 until January 1996. Mr. Buckman was a partner with Troutman, Sanders, Lockersman & Ashmore, an Atlanta, Georgia law firm, from January 1990 to February 1992. He was Executive Vice President and General Counsel of Buckhead America Corporation ("Buckhead"), the former owner of the Days Inns hotel franchise system, from April 1985 to November 1989. Mr. Buckman was an officer of Buckhead within two years of the time Buckhead filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Buckhead, which was formerly known as Days Inns of America, Inc., is not affiliated with or otherwise related to the Company.

         Mr. Holmes, age 39, has been a Director of the Company since September 1994. He has been Executive Vice President and Chief Financial Officer of HFS since July 1990, a Director of HFS since June 1994 and was Executive Vice President, Chief Financial Officer and Treasurer of the Company from November 1994 until February 1996. Mr. Holmes is also currently a director of AMRE, Inc., a home remodeling and improvement company. He was employed by The Blackstone Group ("Blackstone"), a New York investment banking firm, from February 1990 through September 1991 as a Vice President and a Managing Director.

         Mr. Kennedy, age 59, has been a Director of the Company since November 22, 1994. Mr. Kennedy has been an attorney with his own law firm in New York City since 1976. Mr. Kennedy was retained as an attorney by a Chartwell Party in the past.


           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. BUCKMAN, HOLMES AND KENNEDY AS CLASS II DIRECTORS.


Incumbent Directors Continuing in Office for a Term Expiring in 1997

                  Henry R. Silverman
                  Martin L. Edelman
                  Marc E. Leland

         Mr. Silverman, age 55, has been a Director of the Company since September 1994. He has been Chairman of the Board and Chief Executive Officer of HFS since May 1990 and was the Chairman of the Board and Chief Executive Officer of the Company from November 1994 until January 24, 1996. Mr. Silverman is a former General Partner of Blackstone, having held such position from February 1990 to December 1991. He was Senior Vice President, Business Development of Reliance Group Holdings, Inc., an insurance, consulting and information services company, from 1982 to 1990 and President and Chief Executive Officer of Reliance Capital Group, Inc. from November 1983 until February 1990. Mr. Silverman served as President and Chief Executive Officer of Telemundo Group, Inc., a Spanish language television network, from 1986 to 1990. Mr. Silverman was Chairman and Chief Executive Officer of Buckhead from September 1984 until November 1989. Mr. Silverman was an officer of Buckhead within two years of the time Buckhead filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

         Mr. Edelman, age 54, has been a Director of the Company since November 22, 1994 and President of the Company since January 24, 1996. Mr. Edelman was the Vice Chairman of the Board of Directors of the Company from December 1995 until March 1996. He has also been a director of HFS since November 1993. Mr. Edelman has been of counsel to Battle Fowler LLP, a New York City law firm, since January 1994 and was a partner with that firm from 1972 through 1993. See "Certain Relationships and Related Transactions" for a description of certain arrangements between the Company and Mr. Edelman. Mr. Edelman also serves as a director of Presidio Capital Corp. Mr. Edelman is a limited partner in Chartwell and a stockholder in Chartwell Corp. Mr. Edelman is a consultant to and partner in various Chartwell Parties.

         Mr. Leland, age 58, has been a Director of the Company since December 20, 1995. Mr. Leland has been President of Marc E. Leland & Associates, engaged in financial consulting and private investment activities, since 1984. Mr. Leland is a Vice President and director of Chartwell Corp. and a general partner in FGT, L.P., which is a limited partner of Chartwell. Mr. Leland was appointed as a Director as a nominee of Chartwell pursuant to the agreement governing the Initial Chartwell Investment. Mr. Leland is a director of Noble Drilling Corporation, a company that provides contract drilling services for the oil and gas industry worldwide. He is also a partner in Chartwell and in various Chartwell Parties. See "Certain Relationships and Related Transactions."

Incumbent Directors Continuing in Office for a Term Expiring in 1998

                  Robert F. Smith
                  Roger J. Stone, Jr.
                  Richard L. Fisher

         Mr. Smith, age 63, has been a Director of the Company since November 22, 1994. Mr. Smith is expected to resign at the time of the Closing. He has been a Director of HFS since February 1993. Mr. Smith is the retired Chairman and Chief Executive Officer of American Express Bank, Ltd. ("AEBL"). He joined AEBL's parent, the American Express Company, in 1981 as Corporate Treasurer, before moving to AEBL and serving as Vice Chairman and Co-Chief Operating Officer and then President prior to becoming CEO. Mr. Smith is currently a partner in Car Component Technologies, Inc., an automobile parts remanufacturer located in Bedford, New Hampshire.

         Mr. Stone, age 43, has been a Director of the Company since November 22, 1994. He has been a Director of HFS since June 1994. Mr. Stone is currently a partner at Davis, Manafort and Stone, a Washington, D.C. public affairs firm formed in 1995. From 1981 through 1995, Mr. Stone was a partner at Black, Manafort, Stone & Kelly, a Washington, D.C. based public affairs firm. Mr. Stone has served on the Executive Committee of the Republican National Committee and was appointed to the Amtrak Commuter Services Board by President Ronald Reagan. Mr. Stone is a Director of the Pietro Food Corporation of Buena, New Jersey. See "Certain Relationships and Transactions" for a description of certain arrangements between the Company and Mr. Stone.

         Mr. Fisher, age 55, has been the Chairman of the Board and Chief Executive Officer of the Company since January 24, 1996, and a Director of the Company since December 20, 1995. Mr. Fisher has been self- employed, engaged in private investment activities, financial management and real estate ownership and development, among other businesses, since prior to 1990. Mr. Fisher is a limited partner in Chartwell and is the President, a director and a stockholder in Chartwell Corp. Mr. Fisher is also a partner in various Chartwell Parties. Mr. Fisher was appointed as a Director as a nominee of Chartwell pursuant to the agreement governing the Initial Chartwell Investment. Mr. Fisher is also a member of the Board of Trustees of the University of Pennsylvania and the Horace Mann School located in Riverdale, New York. See "Certain Relationships and Related Transactions."

Additional Nominees

         At the time of the Closing, the Company anticipates that Messrs. Buckman and Smith will resign as Directors of the Company and that the following individuals will be elected to the Company's Board of Directors:

         Dr. Guido Goldman, age 58, is currently a Manager of FSNL, a trustee of the Ruby Trust and the beneficiary of a trust which is a member in FSNL. Dr. Goldman has been Chairman of the Board and President of First Spring Corporation, engaged in private asset management since 1985, and Director of the Program for the Study of Germany and Europe at the Minda de Gunzburg Center for European Studies of Harvard University since 1989 and the Director of the Minda de Gunzburg Center for European Studies from 1969 to 1994. Dr. Goldman is expected to be named as a Director with a term expiring in 1998. Pursuant to Stockholders Agreement between Chartwell and FSNL, Dr. Goldman will be the nominee of FSNL for election as a Director. See "Certain Relationships and Related Transactions -- Relationships with Chartwell and FSNL."

         Rachel Robinson, age 73, has been the Chairperson of the Jackie Robinson Foundation, a charitable foundation which creates and administers scholarships for minority youth, since 1973. Ms. Robinson is expected to be named as a Director with a term expiring in 1999.


Committees, Meetings; Compensation of the Board of Directors; Vote Required for Election of Directors

         The Company anticipates that the composition of the membership of all or some of the Board Committees and the arrangements for the compensation of the Company's Directors will change if the Closing occurs.

         The Board of Directors held nine meetings during 1995. All incumbent directors attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which they served. The Board has three committees of the Board: the Executive, Audit and Compensation Committees, as described below.

         The Executive Committee is currently comprised of Mr. Fisher as Chairman and Messrs. Silverman, Leland, Holmes, Buckman and Edelman. The Executive Committee is authorized to exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company except those powers reserved, by law or resolution, to the Board of Directors. The Executive Committee did not meet in 1995.

         The Audit Committee is currently comprised of Messrs. Smith and Kennedy. The Audit Committee reviews and evaluates the Company's internal accounting and auditing procedures; recommends to the Board of Directors the firm to be appointed as independent accountants to audit the Company's financial statements; reviews with management and the independent accountants the Company's year-end operating results; reviews the scope and results of the audit with the independent accountants; reviews with management the Company's interim operating results; and reviews the non-audit services to be performed by the firm of independent accountants and considers the effect of such performance on the accountants' independence. The Audit Committee did not meet in 1995.

         The Compensation Committee is comprised of Messrs. Smith and Kennedy. The Compensation Committee reviews compensation arrangements for executives, reviews and makes recommendations to the Board of Directors regarding the adoption or amendment of employee benefit plans, and administers the Company's employee stock option plans. The Compensation Committee did not meet in 1995.

         The Company has no standing nominating committee. Accordingly, the Board of Directors nominates persons for election to the Board of Directors. Stockholders may make nominations for the Board of Directors, provided that such nominations are made in accordance with the provisions of the Bylaws. See "Stockholder Proposals."

         Currently, non-employee directors receive an annual retainer of $20,000, plus $1,000 for chairing a committee and $500 for serving as a member of a committee other than as chair. Non-employee directors are also paid $1,000 for each Board of Directors meeting attended and $500 for each committee meeting attended. During 1995, non-employee directors received an annual retainer of $30,000, plus $4,000 for chairing a committee and $2,000 for serving as a member of a committee other than as chair. During that period, non-employee directors were also paid $1,000 for each Board of Directors meeting attended and $500 ($1,000 for committee chair) for each committee meeting if held on the same day as a Board meeting and $1,000 ($2,000 for committee chair) for each committee meeting attended on a day on which there was no Board of Directors meeting. During 1995 and until

March 12, 1996, non-employee directors who were also non-employee directors of HFS were paid half of the amounts specified for that period. All non-employee directors have been in the past, and continue to be, reimbursed for expenses incurred in attending meetings of the Board of Directors and committees.

         Members of the Board of Directors who are officers or employees of the Company or any of its subsidiaries do not receive compensation or reimbursement of expenses for serving in their capacity as directors. Because Messrs. Buckman, Holmes and Silverman are no longer employees of the Company, they are considered non-employee directors. However, Messrs. Buckman, Holmes and Silverman have agreed to waive any compensation for their services as directors of the Company for 1996.

         During 1995, the Company (i) provided $100,000 of term life insurance coverage for each non-employee director to the beneficiary designated by such non-employee director and (ii) purchased joint life insurance contracts in the amount of $1,000,000 for each director, and upon the death of such director, the Company agreed to donate an aggregate of $1,000,000 to one or more charitable organizations designated by such director from the proceeds of such insurance policy. With the exception of such joint life insurance contracts, members of the Board of Directors who were officers or employees of the Company or any of its subsidiaries during 1995 did not receive compensation or reimbursement of expenses for serving in such capacity.

         Pursuant to the Company's 1994 Stock Option Plan, each non-employee director is automatically granted certain stock options as follows: options granted to directors who are not employees of the Company or a subsidiary of the Company are subject to pre-determined rules and procedures such that neither the Board of Directors nor the Compensation Committee has any discretion in connection with the granting of such options. Options are granted to non-employee directors based on a formula whereby current non-employee directors have received an option to purchase 15,000 shares of Common Stock; other non-employee directors, upon initial appointment or election to the Board or Directors, will be granted an option to purchase 15,000 shares of Common Stock; and each non-employee director will receive an additional option grant for 15,000 shares of Common Stock on the first anniversary of the date of their initial grant of options. Such options have an exercise price of not less than 100% of the fair market value on the date of grant and vest over a three year period from the date of grant at the rate of 33-1/3% per year, and otherwise have the same terms as all other options granted under the 1994 Stock Option Plan.

         Directors will be elected by a plurality of the votes cast in the election of directors. Pursuant to applicable Delaware law, in tabulating the vote for the election of directors, abstentions and broker non-votes will be counted in determining the presence of a quorum, but will be disregarded and will have no effect in determining the outcome of the vote if a quorum is present.

                               EXECUTIVE OFFICERS

         The following table sets forth certain information regarding the executive officers of the Company currently in office:

         Name                        Office or Positions Held
         ----                        ------------------------

         Richard L. Fisher           Chairman of the Board and Chief Executive
                                     Officer

         Martin L. Edelman           Director and President

         Kenneth J. Weber            Chief Financial Officer

         Carl Winston                Executive Vice President -- Operations

         Douglas H. Verner           Executive Vice President, General Counsel
                                     and Secretary

         On January 24, 1996: (i) Henry R. Silverman resigned as Chairman and Chief Executive Officer of the Company, (ii) Robert S. Kingsley resigned as President and Chief Operating Officer of the Company, (iii) Richard L. Fisher was elected Chairman of the Board and Chief Executive Officer of the Company and (iv) Martin L. Edelman was elected President of the Company. John D. Snodgrass resigned as Vice Chairman of the Company's Board in December 1995, and resigned as a director on January 23, 1996. Mr. Buckman resigned as Executive Vice President, General Counsel and Secretary as of January 23, 1996, and Mr. Holmes resigned as Executive Vice President, Chief Financial Officer and Treasurer as of March 1, 1996. Mr. Edelman resigned as Vice Chairman of the Board as of March 12, 1996, and continues to serve as President and a Director of the Company.

         For biographical information about Messrs. Fisher and Edelman see "Election of Directors."

         Kenneth J. Weber, age 50, is currently the Chief Financial Officer of the Company and has held such office since March 4, 1996. From September 1992 until February 1996, Mr. Weber was the Senior Vice President and Chief Financial Officer of Omni Hotels, a company engaged in the ownership and management of hotels. He was also the Senior Vice President and Chief Accounting Officer of Red Lion Hotels, a company engaged in the ownership and management of hotels, from January 1987 until September 1992. Mr. Weber currently serves on the Advisory Board of the Protection Mutual Insurance Company and on the Financial Officer Board of the American Hotel and Motel Association.

         Carl Winston, age 39, is currently the Executive Vice
President-Operations of the Company and has held such office since January 23, 1996. Mr. Winston was a Vice President of Forte Hotels from December 1990 until January 1996.

         Douglas H. Verner, age 42, is currently the Executive Vice President, General Counsel and Secretary of the Company and has held such office since January 23, 1996. Mr. Verner was the Senior Vice President, General Counsel and Secretary of Forte Hotels from November 1984 until January 1996. He is also Chairman of the Copyright Committee of the American Hotel and Motel Association.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth for 1995 and 1994 the cash and noncash compensation awarded to or earned by the Chief Executive Officer of the Company and the other most highly compensated executive officers (together, the "Named Executive Officers") of the Company in 1995:

                                         SUMMARY COMPENSATION TABLE (1)(2)
                                                                         ----------------------
                                                                               Long-Term
                                                                              Compensation

                                             Annual Compensation
                                                                         ----------------------
                                                                         ----------------------
                                                                                 Awards
                           ---------------------------------------------------------------------------------------

Name and Principal                                         Other
Position                                                   Annual                    Securities     All Other
                                                           Compen-       Restricted  Underlying    Compensation
                                      Salary      Bonus    sation          Stock      Options/         ($)
                             Year       ($)        ($)       ($)           Awards      SARs(#)
- ------------------------------------------------------------------------------------------------------------------

Henry R. Silverman (3)       1995      500,000         0      0               0
 Chairman of the Board,      1994    41,667(4)         0      0               0      300,000(5)          299 (6)
 Chief Executive Officer



Robert S. Kingsley (3)       1995      260,430   125,000      0               0                       172,072(7)
 President, Chief            1994    27,083(4)         0      0               0      100,000(5)            80(6)
 Operating Officer

- ---------------

(1) Because the Company first became subject to reporting requirements of the Exchange Act in 1994, the Company is not subject to the Summary Compensation Table disclosure requirements for 1993.

(2) Messrs. Silverman and Kingsley were the only executive officers of the Company who received salary or bonus from the Company in 1995. John D. Snodgrass, Stephen P. Holmes and James E. Buckman served as (i) Vice Chairman of the Board, (ii) Executive Vice President, Chief Financial Officer and Treasurer, and (iii) Executive Vice President, General Counsel and Secretary, respectively, of the Company during 1995. Mr. Snodgrass resigned in December 1995, Mr. Buckman resigned in January 1996, and Mr. Holmes resigned in March 1996. Although Messrs. Snodgrass, Holmes and Buckman received their entire compensation as officers of HFS, a portion of the Corporate Services Fee paid by the Company to HFS represented the Company's payment to HFS for the executive services to be performed by such persons as officers of the Company pursuant to the Corporate Services Agreement. No set allocations were established with respect to the amount of time that such persons were expected to devote to the affairs of the Company and HFS, respectively, nor were set allocations established with respect to the portion of such persons' overall compensation from HFS that was expected to be paid in respect of services performed for the Company pursuant to the Corporate Services Agreement. It is not expected that any such allocation would have resulted in annual compensation to any of the above individuals in excess of $100,000 per year. See "Certain Relationships And Related Transactions -- Relationships with HFS."

(3) On January 24, 1996, Mr. Silverman resigned as Chairman and Chief Executive Officer of the Company and Mr. Kingsley resigned as President and Chief Operating Officer of the Company.

(4) Represents salary paid to the named executive officer for the period commencing on the Distribution Date (defined below) and ending on December 31, 1995. Annualized salaries for Mr. Silverman and Mr. Kingsley for 1994 were $500,000 and $250,000, respectively.

(5) On November 22, 1994, Messrs. Silverman and Kingsley were granted options to purchase 300,000 and 100,000 shares, respectively, under the Company's 1994 Stock Option Plan. Such options were cancelled as of February 1, 1996.

(6) This compensation consists of life insurance premiums paid by the Company.

(7) This compensation consists of (i) relocation expenses incurred by Mr. Kingsley and paid by the Company in the amount of $164,940, (ii) insurance premiums paid by the Company for life insurance coverage in the amount of $6,692, and (iii) Company contributions to the Company's defined contribution salary reduction 401(K) plan qualified under
         Section 401(a) of the Code.

         There are presently no pension or retirement plans of the Company that will cover any of the Named Executive Officers.

         None of the Named Executive Officers were granted options during the Company's 1995 fiscal year. The Company's option plans do not provide for stock appreciation rights.

Option Exercises and Year-End Option Value Table

         The following table summarizes the exercise of options by the named executive officers during the last fiscal year and the value of options held by such named executives as of the end of such fiscal year. The Company's option plans do not provide for stock appreciation rights.

                                      AGGREGATED OPTION/SAR EXERCISES IN LAST
                                     FISCAL YEAR AND FY-END OPTION/SAR VALUES


                                                                   Number of Securities           Value of Unexercised
                                                                   Underlying Unexercised         In-the-Money Options/SARs
                                                                   Options/SARs at FY-End (#)     at FY-End ($)(2)
                        Shares Acquired
        Name            on Exercise (#)      Value Realized        Exercisable/Unexercisable (1)  Exercisable/Unexercisable
                                                  ($)
- --------------------------------------------------------------------------------------------------------------------------------

Henry R. Silverman                   0                 0                100,000/200,000                          $0/$0

Robert S. Kingsley                   0                 0                  33,333/66,667                          $0/$0


- ------------------------

(1) Messrs. Silverman and Kingsley were granted options to purchase 300,000 and 100,000 shares, respectively, under the Company's 1994 Stock Option Plan. Such options were cancelled as of February 1, 1996.

(2) Based upon the Common Stock's closing price in NASDAQ of $11.875 on December 29, 1995 and the applicable exercise price.

Compensation Committee Report on Executive Compensation in 1995

         Overall Policy. The Compensation Committee is responsible for administering the Company's executive compensation policies and programs and its aims have been to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, and to link executive and stockholder interests through equity-based compensation plans.

         The key elements of the Company's executive compensation program include base salary, annual bonus or commission, and stock options. Each executive's compensation package is designed to condition a significant portion of the executive's overall anticipated compensation on the Company's success in achieving specified performance targets or on appreciation in the value of the Common Stock or both.

         The following discussion relates to the compensation paid to executive officers of the Company during 1995. In connection with the change in the composition of the Board of Directors and related changes in the Compensation Committee that will result if the Closing of the Investment occurs, the Compensation Committee expects that the Company's compensation program for its executive officers will change if the Closing occurs, although no new compensation program has been proposed.

         Base Salaries. Base salaries paid to the Named Executive Officers in 1995 were set forth in their respective employment agreements. The employment agreements with the Named Executive Officers are described more fully under "Employment Contracts and Termination, Severance and Change of Control Arrangements." Those employment agreements have been terminated. Officers and employees of the Company other than the Named Executive Officers received their entire compensation in 1995 as officers or employees, as the case may be, of HFS. A portion of the Corporate Services Fee paid by the Company to HFS represented the Company's payment to HFS for the executive services performed by such persons as officers of the Company pursuant to the Corporate Services Agreement. No set allocations were established with respect to the amount of time that such persons devoted to the affairs of the Company and HFS, respectively, nor were set allocations established with respect to the portion of such persons' overall compensation from HFS that was paid in respect of services performed for the Company pursuant to the Corporate Services Agreement.

         Annual Bonus. Mr. Kingsley's annual bonus in 1995 was based upon the terms of his negotiated employment agreement. See "Employment Contracts and Termination, Severance and Change of Control Arrangements". Pursuant to his employment agreement, Mr. Silverman was not entitled to a bonus. As stated above, the Company intends to adopt an executive compensation plan under which cash bonuses will be paid in amounts to be determined based on the achievement of performance objectives established by the Compensation Committee. The allocation of bonuses among participants under that plan will be determined by the Compensation Committee and will depend on each participant's position and individual performance.

         Stock Options. Stock options are designed to align the interests of executives with those of the stockholders, as the value realized by the executives from the options will be limited by the appreciation of the stock price over a number of years. No stock options were granted to any person serving as an executive officer of the Company in 1995.

         Deductibility of Compensation. Due to recent changes in tax law, the deductibility for corporate tax purposes of compensation paid to individual executive officers of the Company in excess of $1 million may be restricted. However, where it is deemed necessary and in the best interests of the Company in order to continue to attract and retain the best possible executive talent, and to motivate such executives to achieve the goals inherent in the Company's business strategy, the Compensation Committee will recommend, and the Company is expected to pay, compensation to executive officers which may exceed the limits of deductibility.

                           The Compensation Committee

                   Robert F. Smith          Michael J. Kennedy

Compensation Committee Interlocks and Insider Participation

         During 1995, the Compensation Committee of the Board of Directors consisted of Mr. Robert F. Smith and Mr. Michael J. Kennedy. Neither Mr. Smith nor Mr. Kennedy is or has ever been an officer or employee of the Company or any of its subsidiaries.

Performance Graph

         Set forth below is a line graph comparing the percentage change in the cumulative total return of the Common Stock, the Standard & Poor's SmallCap 600 Index and the Dow Jones Entertainment and Leisure-Casino Index for the period from November 29, 1994 through December 31, 1995.









                                    [Insert Graph]




















- -------------------------
Assumes $100.00 invested on November 29, 1994 (the first day of trading in the Common Stock) in the Common Stock, the Dow Jones Entertainment and Leisure-Casino Index and the Standard & Poor's SmallCap 600 Index.


                            CUMULATIVE TOTAL RETURN

==========================================================================
                               11/94          12/94          12/95
- --------------------------------------------------------------------------
NATIONAL LODGING CORP.         $100            $ 70           $ 69
- --------------------------------------------------------------------------
DOW JONES ENTERTAINMENT        $100            $109           $145
& LEISURE - CASINO INDEX
- --------------------------------------------------------------------------
STANDARD & POOR'S SMALLCAP     $100            $ 99           $128
600 INDEX
==========================================================================

Employment Contracts and Termination, Severance and Change of Control
Arrangements

         Each Named Executive Officer was employed by the Company pursuant to a written employment agreement during 1995.

         Mr. Silverman served as Chairman of the Board and Chief Executive Officer of the Company until January 24, 1996 pursuant to a five-year employment agreement which was terminated by mutual agreement as of January 24, 1996. The agreement provided for an annual base salary of at least $500,000 (subject to annual increase based on the consumer price index). Mr. Silverman has agreed to waive any and all payments to which he would otherwise have been entitled in connection with that termination.

         Mr. Kingsley served as President and Chief Operating Officer of the Company pursuant to an employment agreement between Mr. Kingsley and HFS, which HFS transferred to the Company and the Company assumed pursuant to the Distribution Agreement. The agreement was terminated as of January 24, 1996. The agreement provided for an annual base salary of $250,000. Pursuant to the agreement, Mr. Kingsley was paid a bonus of $125,000, for the initial year of his employment. Upon termination of Mr. Kingsley's employment by the Company during the term of his employment agreement other than for death, disability or "cause", the employment agreement entitled Mr. Kingsley to receive a severance payment in an amount equal to 100% of the annual base salary to which Mr. Kingsley would be entitled under the agreement during the one year period following the date of such termination. Generally, "cause" was defined in the agreement as, among other things, (i) the willful failure by Mr. Kingsley substantially to perform his duties under the agreement, (ii) any act of fraud, misappropriation or similar conduct against the Company, (iii) conviction of a felony, (iv) gross negligence by Mr. Kingsley in the performance of his duties,
(v) the determination by the Board that the employment of Mr. Kingsley would preclude the granting of a gaming license or (vi) the willful breach by Mr. Kingsley of a material provision of the agreement. In connection with Mr. Kingsley's resignation from the Company, the Company has agreed to pay Mr. Kingsley his base salary through December 31, 1996.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships with HFS

         Prior to November 22, 1994, the Company was a wholly-owned subsidiary of HFS. On that date (the "Distribution Date"), HFS distributed all of the Company's outstanding Common Stock to HFS's stockholders (the "Distribution"). In connection with the Distribution, HFS transferred the assets and liabilities of its business of financing and developing casino gaming and entertainment facilities (the "Casino Development Business") to the Company and made cash capital contributions to the Company aggregating $50 million. As a result of the Distribution, the Company became a publicly traded corporation and ceased to be a subsidiary of HFS.

         For purposes of (i) governing certain of the ongoing relationships between HFS and the Company after the Distribution, (ii) providing mechanisms for an orderly transition and (iii) providing HFS with a means of participating in the economic benefits of future gaming projects, HFS and the Company entered into each of the agreements described below. The following descriptions of the original Distribution Agreement, Financing Agreement, Corporate Services Agreement, Tax Sharing Agreement, Marketing Services Agreement, Advisory Agreement and Facility Sublease are qualified in their entirety by reference to the copies of such agreements filed with the Commission as exhibits to the Company's Current Report on Form 8-K dated December 2, 1994.

         Distribution Agreement. The Company and HFS entered into a Transfer and Distribution Agreement dated as of November 22, 1994 (the "Distribution Agreement") to provide for, among other things, the principal corporate transactions required to effect the Distribution, the transfer to the Company of the Casino Development Business, the allocation between HFS and the Company of certain liabilities, the capital contributions made by HFS to the Company and certain other agreements governing the relationship between HFS and the Company.

         The Distribution Agreement also contains certain provisions relating to employee compensation, benefits and labor matters and the treatment of options to purchase HFS common stock held by employees of HFS that were outstanding at the time of the Distribution. Among such provisions is an agreement by the Company to reserve for future issuance and to issue up to 433,290 shares of Common Stock to certain persons (including certain current and former directors and executive officers of the Company) in connection with the exercise of then-outstanding options to purchase shares of HFS common stock that were granted pursuant to HFS's 1992 Stock Option Plan (which options were adjusted in connection with the Distribution so that the holders of such options are entitled, upon exercise thereof, to receive one share of Common Stock for every 20 shares of HFS common stock purchased upon such exercise, subject to further adjustment in certain circumstances). As of March 1, 1996, the Company had issued 18,280 of these shares of Common Stock in connection with the exercise of HFS options. At the request of HFS, the Company will be obligated to register the shares of Common Stock issuable in connection with HFS's 1992 Stock Option Plan under the Securities Act of 1933. Similarly, the Distribution Agreement provided for the Company to reserve for future issuance and to issue up to 153,600 shares of Common Stock to Bryanston Group Inc. ("Bryanston") in connection with the exercise of certain rights to purchase shares of HFS common stock under an Earnout Agreement between HFS and Bryanston (the "Earnout Agreement"). As of September 22, 1995 all of the shares of Common Stock to be issued in connection with the Earnout Agreement were issued and repurchased by the Company.

         Financing Agreement. Pursuant to an Interim Financing Agreement dated as of November 22, 1994 (the "Financing Agreement"), HFS agreed to extend up to $75 million in credit enhancements (e.g., guarantees) on behalf of the Company as security for future bank credit facilities. The Financing Agreement was amended and restated as of January 23, 1996 to provide for the issuance of the Travelodge Guarantee (defined below). Pursuant to the Financing Agreement, HFS guaranteed $75 million of the Company's $125 million revolving credit obligation to certain banks, which the Company entered into in connection with the Travelodge Acquisition (the "Travelodge Guarantee"). See "Other Transactions -- Travelodge Acquisition." The Financing Agreement currently requires the Company to pay HFS an annual fee equal to 2% of the obligations guaranteed pursuant to the Travelodge Guarantee. Prior to the January 1996 amendment, the Company was obligated to pay HFS a fee equal to 2% of the $75 million commitment from HFS under the Financing Agreement. In 1995 the Company paid HFS a fee of $1.5 million pursuant to the Financing Agreement.

         Corporate Services Agreement. Pursuant to a Corporate Services Agreement dated as of November 22, 1994 (the "Corporate Services Agreement"), HFS provided to the Company certain general corporate support services, including executive services (such as the services of Messrs. Holmes and Buckman; see "Executive Officers"), accounting services, legal services, treasury services, financial reporting and internal audit services, insurance and risk management services, management information systems ("MIS") services and employee benefits administration, which HFS had historically provided to its casino development business. During 1995, the Company paid HFS a fee of $1.5 million under the Corporate Services Agreement. The Corporate Services Agreement has a term ending 25 years after the Distribution Date and is terminable by HFS without penalty upon 90 days' written notice to the Company or immediately upon a Change in Control of the Company (as defined in the agreement). HFS has waived its right to terminate the agreement as a result of the Change in Control resulting from the Investment. The Company generally may not terminate the Corporate Services Agreement without HFS's consent. The Corporate Services Agreement was amended as of January 24, 1996, to provide that the services to be performed by HFS under the Corporate Services Agreement will only include the following: (i) advisory services in connection with business acquisitions, financings, and other transactions by the Company, and
(ii) through September 30, 1996, certain corporate and accounting services that the Company requests HFS to perform and HFS agrees to perform. As amended, under the Corporate Services Agreement the Company is required to pay HFS a fixed annual fee of $1.5 million payable quarterly in advance.

         Tax Sharing Agreement. The Tax Sharing and Indemnification Agreement dated as of November 22, 1994 (the "Tax Sharing Agreement"), provides for the respective obligations of HFS and the Company concerning various tax liabilities. The Tax Sharing Agreement provides that (i) HFS shall pay, and indemnify the Company if necessary for, all federal, state, local and foreign income taxes relating to the Casino Development Business for any taxable period ending on or before the Distribution Date and (ii) the Company shall pay, and indemnify HFS if necessary for, all federal, state and local income taxes attributable to the Casino Development Business for any taxable period ending after the Distribution Date or that arise as a result of or in connection with the Distribution. Pursuant to the Tax Sharing Agreement, HFS is also required to pay all other taxes attributable to periods prior to the Distribution Date. The Tax Sharing Agreement further provides for cooperation with respect to certain tax matters, the exchange of certain tax-related information and the retention of records which may affect the income tax liability of either party.

         Marketing Services Agreement. Pursuant to a Gaming Related Marketing Services Agreement dated as of November 22, 1994 and terminated on January 24, 1996 (the "Marketing Services Agreement"), an affiliate of HFS was obligated to provide certain marketing services to gaming facilities in which the Company had an interest through HFS's network of hotel franchises, reservation centers, frequent traveller programs and other marketing resources. During 1995, this affiliate did not provide the Company with any such services and the Company did not make any payments to this affiliate under the Marketing Services Agreement in 1995.

         Advisory Agreement. Pursuant to a Gaming Related Advisory Services Agreement dated as of November 22, 1994 and terminated on January 22, 1996 (the "Advisory Agreement"), the Company retained HFS as its advisor in connection with all gaming related acquisition, financing or development projects or transactions (including corporate or other acquisitions, mergers, consolidations, joint ventures and similar transactions) considered by the Company. During 1995, the Company paid HFS $337,000 for advisory services rendered to the Company pursuant to the Advisory Services Agreement. In connection with the termination of the Advisory Agreement, the Company has agreed to pay HFS $1.14 million if the Closing occurs. Since January 24, 1996, HFS has agreed to provide advisory services pursuant to the Corporate Services Agreement.

         Facility Sublease. Pursuant to a sublease which commenced on the Distribution Date and was terminated on March 1, 1996, the Company subleased approximately 7,500 square feet of office space located at 339 Jefferson Road, Parsippany, New Jersey 07054 from HFS at an annual rental of $130,000. During 1995, the Company paid HFS $130,000 pursuant to the Facility Sublease.

         Travelodge Acquisition. On January 23, 1996 the Company completed the Travelodge Acquisition. In connection with the Travelodge Acquisition, the Company paid approximately $2 million as an advisory fee to HFS for advisory services rendered to the Company by HFS in connection with that transaction. Such advisory fee was not paid in connection with the Advisory Agreement. Concurrently with the purchase, HFS acquired from Forte Hotels, Inc. and Forte Plc, the indirect parent of Forte USA, Inc., for $39.3 million, the "Travelodge" and "Thriftlodge" franchise systems and the related trademarks and tradenames in North America, which HFS and one of its affiliates have licensed to the Company under separately negotiated franchise agreements. The franchise agreements covering the Travelodge and Thriftlodge properties that are wholly owned by the Company are between the Company and HFS, and require monthly payment by the Company of a royalty fee of 4% of the property's gross room revenues plus a marketing fee also currently set at 4% of gross room revenues. The marketing fee may be changed from time to time by HFS. These franchise agreements have scheduled terms of 20 years, but may be terminated by the Company prior to their scheduled expiration upon the payment of liquidated damages by the Company. The foregoing description of the franchise agreements with HFS is qualified in its entirety by reference to the form of franchise agreement that was included as Exhibit A to the Agreement Among Purchasers dated as of January 22, 1996, which was filed with the Commission as Exhibit
10.1 to the Company's Current Report on Form 8-K, dated January 23, 1996. The Company has also entered into a franchise agreement (the "License Agreement") with an affiliate of HFS, as franchisor, covering the Company's Travelodge and Thriftlodge properties that are owned by joint ventures. Under the License Agreement, the Company is required to pay a license fee equal to 4% of gross room revenues multiplied by the Company's percentage interest in each of the hotel properties owned by joint ventures in which the Company acquired an interest, plus an additional amount, generally equal to 4.5% of gross room revenues, for national marketing and reservation services provided by HFS. The License Agreement has a term of twenty years but may be terminated by the Company with respect to any particular joint venture prior to the scheduled expiration. Also, if any particular joint venture is terminated, then the franchisor may terminate the License Agreement with respect to the property owned by that joint venture. In either case, the Company is required to pay liquidated damages upon the early termination of the License Agreement with respect to any individual joint venture. The amount of liquidated damages payable by the Company upon termination of the franchise agreement covering any wholly-owned or joint venture-owned property equals five times the amount of the royalty fees payable in respect of that property during the 12 months most recently preceding the termination, if the termination occurs before the end of the fourth year of the franchise agreement. If the termination occurs thereafter, the amount of liquidated damages scales down annually, reaching two times the amount of the royalty fees payable in respect of that property during the 12 months most recently preceding the termination if the termination occurs after the sixth year of the franchise agreement. The foregoing description of the License Agreement is qualified in its entirety by reference to the License Agreement, which was filed with the Commission as Exhibit 10.49 to the Company's Annual Report on Form 10-K/A on May 28, 1996.

         Proposed Mexican Joint Venture. On June 17, 1996, the Company announced that it has entered into a Memorandum of Understanding with Grupo Piasa, a Mexican hotel company, to form a joint venture for the purpose of developing and operating, or franchising others to operate, lodging facilities in Mexico under the "Travelodge" and "Thriftlodge" tradenames (the "Mexican Joint Venture"). The formation of the joint venture will be subject to certain conditions, including documentation of a master franchise agreement with HFS, pursuant to which the joint venture will be entitled to develop and operate, or to franchise others to develop and operate, lodging facilities in Mexico under the "Travelodge" and "Thriftlodge" names. Although the terms of the master franchise agreement have not yet been finalized, the Company expects that they will require the joint venture to pay to HFS or its affiliates certain fees, including development fees, franchise fees, royalty fees based on gross room revenues, and certain other customary fees, such as for travel agency, marketing and consulting services.

         Management Overlap and Conflicts of Interest. As indicated herein under the captions "Election Of Directors" and "Executive Officers," certain of the persons who were executive officers and directors of the Company since January 1, 1995 and certain of its current directors also serve as directors and/or executive officers of HFS. Each of these directors and executive officers also owns certain options to purchase shares of the common stock of HFS. Messrs. Buckman, Edelman, Holmes, Silverman, Smith and Stone are directors of HFS. Although Messrs. Smith and Buckman are expected to resign from the Board of Directors at the time of the Closing, Messrs. Edelman, Holmes, Stone and Silverman are expected to continue as Directors of the Company and, if the Closing does not occur, Messrs. Smith and Buckman are also expected to continue as Directors. As a result, there is substantial overlap in the boards of directors of the Company and HFS. Due to such commonality of management, certain conflicts of interest may arise with respect to the administration of the ongoing relationships between HFS and the Company. In particular, such conflicts may arise with respect to the Financing Agreement, as amended, and the various franchise agreements between the Company and HFS. It is anticipated that these conflicts of interest, to the extent that they arise, will be resolved by consultation with independent financial and legal advisors and determinations made by disinterested directors. The resolution of such disagreements and/or conflicts of interests will, however, be more difficult than would otherwise be the case due to the level of commonality between the Company's and HFS's management. Moreover, such disagreements and/or conflicts of interest may be resolved in a manner that may appear to be more favorable to HFS or the Company, as the case may be.

Relationships with Chartwell and FSNL

         In addition to the Initial Chartwell Investment and the Investment, the Company, Chartwell, FSNL and certain of their affiliates have engaged in the transactions and have the relationships described below.

         The Stock Purchase Agreement will require consent of an independent committee of the Board of Directors for any transaction after the Closing between the Purchaser Parties and the Company or any of its subsidiaries and, under certain circumstances, the receipt of a fairness opinion. See "Approval of the Investment -- Stock Purchase Agreement."

         Initial Stock Purchase Agreement. In connection with the Initial Chartwell Investment, Chartwell and the Company entered into a stock purchase agreement dated as of December 20, 1995 (the "Initial Stock Purchase Agreement"), pursuant to which Chartwell acquired 904,930, or approximately 16.6%, of the outstanding shares of Common Stock of the Company (the "16.6% Block"). The Initial Stock Purchase Agreement provides that so long as Chartwell remains a holder of 15% or more of the Company's shares of Common Stock (a "15% Holder"), the Company will nominate as Directors two nominees selected by Chartwell, and so long as Chartwell remains a holder of more than 10%, but less than 15%, of the Company's shares of Common Stock (a "10% Holder"), the Company will nominate as a Director one nominee selected by Chartwell. If Chartwell ceases to be either a 15% Holder or a 10% Holder, then the Company will no longer be required to nominate as a Director any nominees selected by Chartwell.

         The Initial Stock Purchase Agreement also provides for certain restrictions on the transfer of Chartwell's 16.6% Block, including prohibitions on sales made other than pursuant to an effective registration statement under the Securities Act or in "brokers' transactions" pursuant to Rule 144 of the Securities Act. Chartwell is required to obtain the Company's consent prior to the consummation of any proposed sale of its 16.6% Block, other than a sale made pursuant to a registration statement or in a broker's transaction.

         The terms of the Initial Stock Purchase Agreement remain in effect and are not superseded by the Stock Purchase Agreement unless and until the Closing occurs. Upon Closing, all of the covenants contained in the Initial Stock Purchase Agreement will terminate.

         Initial Registration Rights Agreement. Concurrently with entering into the Initial Stock Purchase Agreement, Chartwell and the Company entered into a registration rights agreement (the "Initial Registration Rights Agreement"). Pursuant to that agreement, if the Company has withheld its consent to a proposed sale of Chartwell's 16% Block as contemplated in the Initial Stock Purchase Agreement, Chartwell (or its assignee) will have the right to make a written request for a demand registration under the Securities Act in order to register all, but not less than all, of its 16% Block. In addition, under the Initial Registration Rights Agreement, Chartwell has an incidental registration right to have its securities included in registrations of securities made by the Company for its own account or for the account of a stockholder. The Initial Registration Rights Agreement will terminate upon the Closing.

         Vicksburg Facility. In addition to the Initial Chartwell Investment and the Investment proposed to be made by Chartwell and FSNL, Chartwell Leisure Associates L.P., an affiliate of Chartwell and Messrs. Fisher, Edelman and Leland ("Chartwell Leisure"), has entered into an agreement with Funtricity Vicksburg Family Entertainment Park, Inc., a wholly-owned subsidiary of Six Flags Theme Parks, Inc., to develop a family entertainment center in Vicksburg, Mississippi (the "Vicksburg Facility") on land which is ground leased by Chartwell Leisure from affiliates of Rainbow Casino Corporation (collectively, "Rainbow"). As an inducement to Chartwell Leisure to provide financing for the Vicksburg Facility, commencing May 1, 1995, the opening date of the Vicksburg Facility, the Company and Chartwell Leisure share principal and interest payments on a loan to Rainbow, with Chartwell Leisure's share ranging from 14% to 27%, of such payments, adjusted annually. Similarly, HFS and Chartwell Leisure share marketing fees from Rainbow with Chartwell Leisure's share ranging from 20% to 27% of such payments, adjusted annually. Chartwell Leisure has agreed to share with HFS 50% of the net cash flow payable to Chartwell Leisure in respect of the Vicksburg Facility and HFS has agreed to share such amounts pro rata with the Company based on the relative amounts paid by HFS and the Company, respectively, to Chartwell Leisure each year.

         Chartwell Hotels. Chartwell Hotels Associates, a Delaware general partnership, and Chartwell Hotels II Associates, a Delaware general partnership, which are both affiliates of Chartwell and Messrs. Edelman, Fisher and Leland (collectively, "Chartwell Hotels"), and their affiliate Chequers Investment Associates, have acquired certain hotels and mortgages secured by hotels from the Resolution Trust Corporation. In two transactions with Chartwell Hotels, entered into in November 1992 and May 1993, and each amended in December 1994, which have resulted in and will result in the addition of hotels to HFS's franchise systems, HFS has advanced approximately $10 million, and has agreed to advance up to an additional $4 million if certain additional property conversions and other requirements are met, in return for Chartwell Hotels' agreement to franchise the properties with one of HFS's brands. Subject to the exceptions described below, all hotels owned by Chartwell Hotels will pay royalties once they become part of HFS's franchise systems, and a portion of these royalties will be credited toward the recovery of HFS's $10 million advance. With the consent of HFS, Chartwell Hotels may elect not to operate a hotel as a franchised hotel, provided that it pays HFS a percentage of gross room sales in lieu of royalties (the "Non-Franchised Property Fee"). In addition, in the event that the improvement costs required to upgrade any Chartwell Hotels property so that such property meets HFS's franchise requirements exceed a threshold amount, the property will not be required to be operated under an HFS brand but Chartwell Hotels will be required to pay HFS a certain fee in connection with such property (the "Unimproved Property Fee"). The entire amount of any Unimproved Property Fees and Non- Franchised Property Fees will be credited toward the recovery of HFS's $10 million advance. Each advance is required to be fully recovered over a maximum five-year period following the advance. In addition, as individual properties convert to HFS brands, HFS will make additional advances to the franchisee of such properties to fund costs incurred in connection with the conversion. Those advances are required to be repaid with interest by the franchisee over a three year period and that repayment has been guaranteed by Chartwell Hotels.

         Chartwell Hotels Associates and HFS are also parties to a letter agreement dated January 1, 1994 terminating an agreement dated November 17, 1992 whereby HFS had agreed to provide certain consulting services to Chartwell Hotels Associates. Under the termination letter dated January 1, 1994, Chartwell Hotels Associates agreed to pay HFS a fee of $2 million, payable over five years, in full consideration of the termination of those consulting arrangements.

         Stockholders' Agreement. In connection with the proposed Investment, Chartwell and FSNL have entered into a stockholders' agreement which will become effective only upon the Closing of the Investment (the "Stockholders' Agreement"). The Stockholders' Agreement provides that Chartwell and FSNL will vote their shares of Common Stock to elect as a Director of the Company one nominee selected by FSNL and any number of nominees selected by Chartwell, and that FSNL will vote its shares of Common Stock at all meetings of stockholders of the Company and in any written consent in the manner directed by Chartwell. The Stockholders' Agreement also provides for certain restrictions on the transfer of their shares of Common Stock and on future acquisitions of shares of Common Stock by Chartwell and FSNL. Upon the Stockholders' Agreement becoming effective, for a period of six years, FSNL will be prohibited from transferring its shares to persons other than Chartwell and certain other permitted transferees identified in the Stockholders' Agreement. Additionally, under the Stockholders' Agreement, FSNL is afforded certain "tag-along" rights exercisable by it upon a sale of shares by Chartwell or upon a request by Chartwell of a Demand Registration Statement pursuant to the Registration Rights Agreement. Chartwell may sell its shares to FSNL and certain other permitted transferees identified in the Stockholders' Agreement and to third parties, provided that Chartwell allows for FSNL to "tag-along" in the event of sale to any third party. Chartwell may also require FSNL to sell its shares to a third party offering to purchase all of Chartwell's and FSNL's shares of Common Stock.

         Third Avenue Lease. In March 1996, the Company entered into a lease with an affiliate of Chartwell and an unaffiliated third party, as landlords, pursuant to which the Company has leased approximately 18,700 square feet of office space located at 605 Third Avenue, New York, New York for a period of ten years. Under this lease, the Company is obligated to pay approximately $542,000 per year for each of the first five years, and approximately $600,000 per year for each of the last five years, of the term of the lease for the use of such office space. The terms of this lease are, in the opinion of the Company, substantially similar to the market terms that would be available from a third party for a similar property.

Relationships with Mr. Edelman

         Mr. Edelman is of counsel to Battle Fowler LLP, a New York City law firm that is representing the Company in various matters relating to the Investment and has represented the Company, HFS and certain Chartwell Parties in the past with respect to various legal matters. That firm has represented the Company in connection with two of its open and operating casino gaming ventures. The Company expects to continue to utilize that firm after the Closing. In addition, Mr. Edelman was retained as a consultant to the Company in connection with the development of the Company's proposed casino projects in Pittsburgh and Erie, Pennsylvania, for the period from March 1994 through June 1995. During such period, Mr. Edelman was paid a fee of approximately $5,000 per month for providing such consulting services. That consulting agreement was terminated in January 1996.

Relationships with Mr. Stone

         Mr. Stone is currently a director of the Company. In December 1993, Mr. Stone was a partner in the Washington, D.C. public-affairs firm of Black, Manafort, Stone & Kelly. At that time, HFS engaged that firm to pursue gaming opportunities at the direction of the Company. The engagement letter was assigned by HFS to the Company in connection with the Distribution. The engagement agreement provided for payment by the Company of a monthly fee of $20,000 plus reasonable and necessary expenses. Such agreement was amended to provide for a monthly fee of $10,000 plus expenses, commencing in February 1995. This agreement expired by its terms in June 1995.

         HFS also entered into an agreement dated March 22, 1994 with Mr. Stone for consulting services relating to the identification and development of opportunities for the Company to participate in gaming facilities. The consulting agreement was assigned by HFS to the Company in connection with the Distribution. Pursuant to the consulting agreement, Mr. Stone is to receive a consulting fee of 0.5% of the total cost of development of a gaming facility in respect of which Mr. Stone has rendered material services to the Company and was instrumental in causing the completion of the facility, plus one percent to five percent (to be mutually determined by the Company and Mr. Stone through negotiations on a transaction-by-transaction basis) of the proceeds to the Company from such facility after the Company receives a return of its investment. This agreement with Mr. Stone does not have a stated duration and is terminable by the Company upon notice to Mr. Stone. The Company did not pay Mr. Stone any fees under this agreement during 1995. Because the Company has decided to pursue investments in the lodging industry, the Company does not expect to have any future payment obligations to Mr. Stone under this agreement.


               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities ("10% stockholders"), to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and NASDAQ. Officers, directors and 10% stockholders are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

         Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for a specified fiscal year, the Company believes that all of its officers, directors and 10% Stockholders complied with all filing requirements applicable to them with respect to transactions during 1995.


                     ATTENDANCE OF AUDITORS AT THE MEETING.

         Representatives of Deloitte & Touche LLP, the Company's auditors, are expected to be present at the Meeting and will have the opportunity to make a statement if they choose to do so and will be available to respond to appropriate questions of stockholders.

         If the Investment is approved, the Company expects that the composition of the Board of Directors will change (see "Election of Directors"). In light of the anticipated changes in the Board of Directors, the Company believes that it is appropriate for the new Board of Directors to choose the Company's auditors for the remaining portion of fiscal year 1996. Therefore, the stockholders of the Company are not being asked to ratify the appointment of auditors at the Meeting.


                             STOCKHOLDER PROPOSALS

         Any proposal of a stockholder intended to be presented at the Company's 1997 Annual Meeting of stockholders must be received by the Company for inclusion in the proxy statement and form of proxy for that meeting no later than March 13, 1997.

         The Company's Bylaws require that, for business, other than that specified in the notice of the meeting or by the Board of Directors, to be properly brought before an Annual Meeting by a stockholder, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 nor more than 90 days prior to the anniversary date of the previous Annual Meeting of stockholders; provided, however, that if the Annual Meeting is called for a date that is not within 30 days before or after the anniversary date, the stockholder notice must be received by the Company not later than 10 days after the day on which the notice for the Annual Meeting is mailed or public disclosure of the date of the Annual Meeting, whichever occurs first. The stockholder notice to the Secretary must set forth certain information regarding the business proposed to be brought before the Annual Meeting, the name and address of the stockholder proposing such business and certain other required information. Stockholder notices of proposed business for the 1996 Annual Meeting must be received by the Company within 10 days after the date of the Notice accompanying this Proxy Statement. Similarly, provisions of the Company's Bylaws provide that stockholder nominations for the Board of Directors require a notice to the Company within the same time periods required for stockholder proposals. The notice must provide certain information regarding the person nominated for election as a director, the stockholder proposing the nomination and certain other required information.


                                APPRAISAL RIGHTS

         The Company's stockholders are not entitled to dissenters' rights of appraisal in connection with the Proposals covered by this Proxy Statement, including the Investment Proposal.


                    INCORPORATION OF DOCUMENTS BY REFERENCE

         This Proxy Statement incorporates by reference the financial statements, supplementary financial information and management's discussion and analysis of financial condition and results of operations regarding the Company included in the Company's 1995 Annual Report to Shareholders, which includes the Company's Amendment on Form 10-K/A to its Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as filed with the Commission on July 3, 1996 (the "1995 Form 10-K") and contains financial statements and other information concerning the operations of the Company. This Proxy Statement also incorporates by reference the information and financial statements included in the Company's Amendment on Form 8-K/A to its Current Report on Form 8-K, dated January 23, 1996 as filed with the Commission on July 9, 1996 (the "January 1996 8-K"), and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (the "First Quarter 10-Q").

         Any statement contained in a document incorporated by reference in this Proxy Statement will be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained in this Proxy Statement or in any other subsequently filed document which is also incorporated by reference in this Proxy Statement modifies or supersedes such statement. Any statements so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Proxy Statement.


                             ADDITIONAL INFORMATION

         The Company's 1995 Annual Report to Shareholders, which includes the 1995 Form 10-K, the January 1996 8-K, which contains financial information for the Travelodge Acquisition and the Canadian Acquisition, and the First Quarter 10-Q, are enclosed with this Proxy Statement, but are not to be regarded as proxy soliciting materials. The exhibits to the 1995 Form 10-K, January 1996 8-K and First Quarter 10-Q have not been enclosed with this Proxy Statement. Upon written or oral request, the Company will provide, without charge to each shareholder of the Company, copies of such exhibits, as filed with the Commission. Stockholders should address all such requests to: Secretary, National Lodging Corp., 605 Third Avenue, 23rd Floor, New York, New York 10158, telephone number (212) 692-1400, facsimile number (212) 867-5475.


                                             By Order of the Board of Directors

                                             DOUGLAS H. VERNER
                                             Secretary


Dated:  July 11, 1996

                            NATIONAL LODGING CORP.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF NATIONAL LODGING CORP. FOR
   THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, AUGUST 8, 1996

     The undersigned, as a holder of common stock, $.01 par value (the "Common Stock"), of National Lodging Corp. (the "Company"), hereby appoints Douglas H. Verner and Samuel Rosenberg, and each of them, with full power of substitution, to vote all shares of Common Stock for which the undersigned is entitled to vote through the execution of a proxy with respect to the Annual Meeting of Stockholders of the Company to be held at the Rockefeller Center Club, 30 Rockefeller Center Plaza, New York, New York on Thursday, August 8, 1996 at 10:00 a.m. local time, or any and all adjournments or postponements thereof, and authorizes and instructs said proxies to vote in the manner directed below:

     The implementation of Proposal 2 is conditioned upon approval of Proposal
1. Therefore, unless Proposal 1 receives the minimum required number of votes in favor of approval, Proposal 2 will not be effected or implemented.

     You may revoke this proxy at any time by forwarding to the Company a subsequently dated proxy received by the Company prior to the Annual Meeting.

     Returned proxy cards will be voted (1) as specified on the matters listed on the reverse side; (2) in accordance with the Board of Directors' recommendations where no specification is made, and (3) in accordance with the judgement of the proxies on any matters that may properly come before the meeting. Please mark your choice like this: /X/

                                                             Please mark
                                                             your votes as
                                                             indicated in
                                                             this example   /X/

The Board of Directors Recommends Votes "For" Each of the Following:


1. On the proposal to approve the issuance and sale to Chartwell Leisure Associates L.P. II and FSNL LLC of an aggregate of 4 million shares of the Company's Common Stock at a price per share of $14.25:

     For       Against        Abstain
     / /         / /            / /

2. On the proposal to approve the filing of the Certificate of Amendment to the Company's Certificate of Incorporation which is described in and annexed to the accompanying Proxy Statement and which will provide for the change of the Company's name from National Lodging Corp. to Chartwell Leisure Inc.:

     For       Against        Abstain
     / /         / /            / /

3.  Election of Directors

    Nominees:  James E. Buckman, Stephen P. Holmes, Michael J. Kennedy

     For   Withheld   For, except vote withheld for the following nominee(s)
     / /     / /
                      ----------------------------------------------------------

4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting, or any adjournment or postponement thereof.




Print and sign your name below exactly as it appears hereon and date this card. When signing as attorney, executor, administrator, trustee or guardian, please give full title, as such. Joint owners should each sign. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.


Dated:                                               , 1996
      -----------------------------------------------


- -----------------------------------------------------------
Signature (title, if any)


- -----------------------------------------------------------
Signature, if held jointly


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE TODAY.